EXHIBIT 10.85

OFFICE LEASE AGREEMENT

     This Office Lease Agreement (the “Lease”) is made and entered into as of the 29th day of September, 2008 (the “Effective Date”), by and between CORPORATE RIDGE, L.L.C., a Delaware limited liability company, as Landlord, and AMERICAN TELECONFERENCING SERVICES, LTD. d/b/a PREMIERE GLOBAL SERVICES, as Tenant.

     The parties hereto acknowledge that the City of Olathe, Kansas (the “City”) is the fee owner of the Land and Building in connection with the issuance of certain industrial revenue bonds (“IRBs”) in an amount not to exceed $14,300,000.00 to accomplish tax abatement for this project. In connection with the issuance of the IRBs, Landlord leases the Land and Building from the City pursuant to a certain lease agreement (the “Prime Lease”) in connection therewith. Accordingly, this Lease will be a sublease and will be subject to the terms and conditions of the Prime Lease and other documents associated with the IRBs, and the parties hereto shall execute such documentation reasonably thereunder.

BASIC TERMS

     The following Basic Terms are applied under and governed by the particular section(s) in this Lease pertaining to the following information:

1.	Premises: (See Section 1.1)	The entire Building known as Corporate Ridge I located within Corporate Ridge Office Park in the City of Olathe, Johnson County, Kansas, consisting of 88,050 rentable square feet. The Premises is legally described on EXHIBIT “B” and depicted on the preliminary site plan attached hereto as EXHIBIT “C.”

2.	Commencement Date:	December 1, 2008

3.	Expiration Date:	120 months following the Commencement Date

4.	Lease Term:	120 months (see Section 1.2)

5.	Renewal Term:	Two (2) options of five (5) years each at then prevailing market rate (see Section 1.4)

6.	Basic Rent: (See Section 2.1)

Months	Annual Basic Rent	Monthly Installments
	(per rentable square foot)
1-12
(December 1, 2008 – November 30, 2009)	$23.14	$169,789.75

13-19
(December 1, 2009 – June 30, 2010)	$0.00	$0.00

20-60
(July 1, 2010 - November 30, 2013)	$23.14	$169,789.75

61-120
(December 1, 2013 - November 30, 2018)	$24.77	$181,749.88

7.	Initial Tenant’s Share of Excess Expenses Percentage:	100%

8.	Expense Stop:	$6.80 per rentable square foot.

9.	Allowances:	Tenant shall receive an allowance in the amount of $42.76 per rentable square foot of the Premises as its Improvement Allowance, plus any mutually-agreed upon credits relating to lobby finish and Building scope changes.

10.	Current Property Manager/Rent Payment Address:	Corporate Ridge, L.L.C. c/o Opus Northwest, L.L.C. 460 Nichols Road, Suite 300 Kansas City, Missouri 64112 Attn: Mr. Doug Grossenbacher

11.	Address of Landlord for Notices:	Corporate Ridge, L.L.C. c/o Opus Northwest, L.L.C. 10350 Bren Road West Minnetonka, Minnesota 55343 Attn: Mr. John Solberg

	With a copy to:	Corporate Ridge, L.L.C. 10350 Bren Road West Minnetonka, Minnesota 55343 Attn: Legal Department

	With a copy to:	Corporate Ridge, L.L.C. c/o Opus Northwest, L.L.C. 460 Nichols Road, Suite 300 Kansas City, Missouri 64112 Attn: Mr. David M. Harrison, Vice President

	With a copy to:	Property Manager at the address described in Section 10 of the Basic Terms.

12.	Address of Tenant for Notices:	Premiere Global Services, Inc. 3280 Peachtree Road; Suite 1000 Atlanta, GA 30305 Attention: Vice President – Corporate Real Estate

	With a copy to:	Premiere Global Services, Inc. 3280 Peachtree Road; Suite 1000 Atlanta, GA 30305 Attention: Legal Services Department

Husch Blackwell Sanders LLP 4801 Main Street, Suite 1000 Kansas City, MO 64112 Attn: John Crossley, Esq.

13.	Broker(s): (See Section 18.11)	Landlord’s Broker: Colliers Turley Martin Tucker Tenant’s Broker: Kessinger/Hunter & Company, L.C.

14.	Guarantor:	Premiere Global Services, Inc., a Georgia corporation

15.	Security Deposit:	Not Applicable

16.	Expansion Rights:	See EXHIBIT “I” attached hereto.

17.	Exhibits:	Exhibit “A” - Definitions
Exhibit “B” - Legal Description of the Land Exhibit
“C” - Preliminary Site Plan Exhibit
“D” - Commencement Date Memorandum Exhibit
“E” - Building Rules Exhibit
“F” - Landlord’s Improvements Exhibit
“F-1” - Landlord’s Outline Plans and Specifications Exhibit
“G” - Lease Guaranty Exhibit
“H” - Tenant’s Improvements Exhibit
“H-1” - Tenant Improvement Guidelines Exhibit
“I” - Expansion Rights Exhibit
“J” - Form of Standby Generator License Exhibit
“K” - Form of Subordination, Non-Disturbance and Attornment Agreement

DEFINITIONS

     Capitalized terms used in this Lease have the meanings ascribed to them on the attached EXHIBIT “A.”

     ARTICLE 1. LEASE OF PREMISES, LEASE TERM AND ACCEPTANCE OF PREMISES

     1.1 Premises and Landlord’s Improvements. In consideration of the mutual covenants this Lease describes and other good and valuable consideration, Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, upon and subject to the terms, covenants and conditions set forth in this Lease, but subject to the Prime Lease. The parties hereto acknowledge and agree that the Lease Guaranty from the Guarantor (as stated in the Basic Terms) is material to Landlord’s agreement to enter into this Lease and must remain in full force and effect during the entire Lease Term. The rentable area of the Premises is the rentable area specified in the Basic Terms. Landlord will provide, at no cost to Tenant, the Landlord’s Improvements (as defined in EXHIBIT “A” below). Further, Tenant shall have two (2) five-year renewal options in accordance with Section 1.6 below.

     1.2 Term, Delivery and Commencement.

          1.2.1. Landlord will use best efforts to substantially complete the Landlord’s Improvements listed on the Outline Plans and Specifications attached hereto as EXHIBIT “F-1”, the additional Landlord’s Improvements listed on EXHIBIT “F” and the Tenant’s Improvements listed on EXHIBIT “G” on or before December 1, 2008, but subject to Force Majeure and Tenant Delay. Tenant shall be entitled to install Tenant’s furniture, fixtures and equipment after the Commencement Date. Any delay in the substantial completion of the Landlord’s Improvements and/or the Tenant’s Improvements shall not cause a delay in the Commencement Date, which is fixed at December 1, 2008. If the Landlord’s Improvements and/or the Tenant’s Improvements are not substantially completed by the Commencement Date, then Landlord shall use best efforts to substantially complete the same immediately thereafter.

          1.2.2. Landlord will deliver to Tenant (within a reasonable time after the Commencement Date) the Commencement Date Memorandum with all blanks relating to dates completed with dates Landlord derives in accordance with this Lease. Tenant, within twenty (20) days after receipt from Landlord, will execute and deliver to Landlord the Commencement Date Memorandum.

     1.3 Acceptance of Premises. Except for the Warranty Terms and as otherwise set forth in this Lease, Tenant acknowledges that neither Landlord nor any agent, contractor or employee of Landlord has made any representation or warranty of any kind with respect to the Premises, the Building or the Property, specifically including, but not limited to, any representation or warranty of suitability or fitness of the Premises, Building or the Property for any particular purpose. Other than for Landlord’s maintenance or repair obligations under Section 7 of this Lease, Tenant’s occupancy of the Premises establishes Tenant’s acceptance of the Premises, the Building and the Property in an “AS IS - WHERE IS” condition, subject to the Warranty Terms and other terms and conditions set forth in Article 17 below. Tenant must strictly comply with the provisions of this Section 1.3 and Article 17 below. Based solely on the temporary certificate of occupancy or permanent certificate of occupancy to be issued by the City of Olathe, Kansas (the “City”) on or about the Commencement Date, Landlord represents and warrants that, as of the date that the permit was issued for the Building shell based upon the final, approved development plan (and as interpreted by the City), the Premises shall comply with all applicable Laws (as hereinafter defined), including, without limitation the Americans With Disabilities Act, other than zoning ordinances and other Laws specific to Tenant’s use of the Premises.

     1.4 Extension of Term.

          1.4.1. Provided that as of the time of the giving of the First Renewal Notice and the Commencement Date of the First Renewal Term (as those terms are hereinafter defined), (x) Tenant or a Related Assignee is the Tenant originally named herein, (y) Tenant or its Related Assignee leases the entire Building and the Lease Guaranty from Guarantor remains in full force and effect, and (z) no uncured Event of Default exists, subject to available notice and cure rights, then Tenant shall have the right to extend the Lease Term for an additional term of five (5) years (such additional term is hereinafter called the “First Renewal Term”) commencing on the day following the expiration of the Lease Term (hereinafter referred to as the “Commencement Date of the First Renewal Term”). Tenant shall give Landlord written notice (hereinafter called the “First Renewal Notice”) of its election to extend the term of the Lease Term at least twelve (12) months prior to the scheduled expiration date of the Lease Term.

          1.4.2. Provided that as of the time of the giving of the Second Renewal Notice and the Commencement Date of the Second Renewal Term (as those terms are hereinafter defined) (x) Tenant or a Related Assignee is the Tenant originally named herein, (y) Tenant or its Related Assignee leases the entire Building and the Lease Guaranty from Guarantor remains in full force and effect, and (z) no uncured Event of Default exists, subject to available notice and cure rights, and provided Tenant has exercised its option for the First Renewal Term, then Tenant shall have the right to extend the Lease Term for an additional term of five (5) years (such additional term is hereinafter called the “Second Renewal Term”) commencing on the day following the expiration of the First Renewal Term (hereinafter referred to as the “Commencement Date of the Second Renewal Term”). Tenant shall give Landlord written notice (hereinafter called the “Second Renewal Notice”) of its election to extend the term of the Lease Term at least twelve (12) months prior to the scheduled expiration date of the First Renewal Term. The First Renewal Term and the Second Renewal Term shall be collectively referred to hereinafter as the “Renewal Term.” The First Renewal Notice and the Second Renewal Notice are collectively referred to herein as the “Renewal Notice.”

          1.4.3. The Basic Rent payable by Tenant to Landlord during the First Renewal Term and the Second Renewal Term shall be equal to ninety-five percent (95%) of the then-prevailing market rate for comparable space in comparable buildings in the vicinity of the Building (built after 2007 and of similar class and quality in the South Johnson County submarket), taking into account the size of the Lease, the length of the renewal term, credit of Tenant and Guarantor, costs of any Tenant’s Improvements, all market concessions, including allowances and free rent periods, and after such comparable buildings are adjusted upward to reflect fully assessed and fully taxed buildings (collectively defined herein as the “Fair Market Basic Rent”); provided in no event shall Landlord be required to accept a renewal of the Lease if the calculation of 95% of Fair Market Basic Rent during the Renewal Term is less than the then-current rental rate (unless otherwise agreed to by Landlord in writing at Landlord’s sole discretion).

          1.4.4. Landlord shall provide Tenant with its determination of Fair Market Basic Rent within the ten (10) days of Tenant’s election to exercise a renewal option. If Tenant disputes Landlord’s determination of Fair Market Basic Rent for an extension of the Term, Tenant will deliver notice of such dispute, together with Tenant’s proposed Fair Market Basic Rent, to Landlord within twenty (20) days of Tenant’s receipt of Landlord’s determination. The parties will then attempt in good faith to agree upon the Fair Market Basic Rent. If the parties fail to agree within twenty (20) days, then either party shall be entitled to give notice (the “Arbitration Notice”) to the other electing to have the Fair Market Basic Rent selected by an appraiser as provided in this section. Upon delivery and receipt of such Arbitration Notice, the parties will within seven (7) days thereafter mutually appoint an appraiser who will select (in the manner set forth below) the Fair Market Basic Rent (the “Deciding Appraiser”). The Deciding Appraiser must have at least five years of full-time commercial appraisal experience with Properties comparable to the Property and be a member of the American Institute of Real Estate Appraisers or a similar appraisal association. The Deciding Appraiser may not have any material financial or business interest in common with either of the parties. If Landlord and Tenant are not able to agree upon a Deciding Appraiser within such seven (7) days, each party will within five (5) days thereafter separately select an appraiser meeting the criteria set forth above, which two appraisers will, within seven (7) days of their selection, mutually appoint a third appraiser meeting the criteria set forth above to be the Deciding Appraiser. Within seven (7) days of the appointment (by either method) of the Deciding Appraiser, Landlord and Tenant will submit to the Deciding Appraiser their respective determinations of Fair Market Basic Rent and any related information. Within twenty-one (21) days of such appointment of the Deciding Appraiser, the Deciding Appraiser will review each party’s submittal (and such other information as the Deciding Appraiser deems necessary) and will select, in total and without modification, the submittal presented by either Landlord or Tenant as the Fair Market Basic Rent. If the Deciding Appraiser timely receives one party’s submittal, but not both, the Deciding Appraiser must designate the submitted proposal as the Fair Market Basic Rent for the applicable extension of the Term. Any determination of Fair Market Basic Rent made by the Deciding Appraiser in violation of the provisions of this section shall be beyond the scope of authority of the Deciding Appraiser and shall be null and void. If the determination of Fair Market Basic Rent is made by a Deciding Appraiser, Landlord and Tenant will each pay, directly to the Deciding Appraiser, one-half (½) of all fees, costs and expenses of the Deciding Appraiser. Landlord and Tenant will each separately pay all costs, fees and expenses of their respective additional appraiser (if any) used to determine the Deciding Appraiser; provided in no event shall Landlord be required to accept a renewal of the Lease if the calculation of 95% of Fair Market Basic Rent during the Renewal Term is less than the then-current rental rate (unless otherwise agreed to by Landlord in writing at Landlord’s sole discretion).

     Notwithstanding anything to the contrary set forth above, the final determination of Fair Market Basic Rent determined in connection with this Section 1.4.4 (the “Arbitrated Rental Rate”) must be completed within ninety (90) days after receipt of the Arbitration Notice (but in no event less than eight (8) months prior to the expiration date of the Lease). Tenant shall have the right to terminate its option to renew hereunder in the event Tenant is not satisfied with the Arbitrated Rental Rate (as determined by Tenant in its sole discretion); provided: (i) Tenant must elect not to renew within thirty (30) days after receipt of the Arbitrated Rental Rate as provided in this Section 1.4 and (ii) the Lease shall be automatically extended by one hundred eighty (180) days at the greater of: (i) the Basic Rent applicable to the last year of the immediately preceding Lease Term and (ii) the Arbitrated Rental Rate (the “Interim Rental Rate”) in order to provide Tenant with time to relocate - in which event Landlord and Tenant shall execute an amendment to the Lease which evidences the 180-day extension and the Interim Rental Rate through such 180-day extended term.

          1.4.5. The determination of Basic Rent does not reduce the Tenant’s obligation to pay or reimburse Landlord for operating expenses and other reimbursable items as set forth in the Lease, and Tenant shall reimburse and pay Landlord as set forth in the Lease with respect to such operating expenses and other items with respect to the Premises during each Renewal Term; provided, however, the Expense Stop should be taken into consideration by the appraiser(s) in determining the Fair Market Basic Rent under Section 1.4.4 above).

          1.4.6. Except for the Basic Rent as determined above, Tenant’s occupancy of the Premises during each Renewal Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the initial Lease Term or the First Renewal Term, as applicable, and such renewal must be for the entire Building (which includes any space added to the Premises); provided, however, Tenant shall have no further right to any allowances, credits or abatements or any options to renew or extend the Lease.

          1.4.7. If Tenant does not give a particular Renewal Notice within the periods set forth above or if Tenant fails to satisfy the conditions precedent to exercise any of its Renewal Options, Tenant’s right to extend the Lease Term shall automatically terminate. Time is of the essence as to the giving of each Renewal Notice.

          1.4.8. Landlord shall have no obligation to refurbish or otherwise improve the Premises for any of the Renewal Terms. The Premises shall be tendered on the Commencement Date of each Renewal Term in “as is” condition.

          1.4.9. If the Lease is extended for a Renewal Term, then Landlord shall prepare and Tenant shall execute an amendment to the Lease confirming the extension of the Lease Term for the applicable Renewal Term and the other provisions applicable thereto (the “Amendment”).

          1.4.10. If Tenant exercises its right to extend the term of the Lease for the Renewal Terms pursuant to this Section, the term “Lease Term” as used in the Lease, shall be construed to include, when practicable, the applicable Renewal Term except as provided in Section 1.4.8 above.

ARTICLE 2. RENTAL AND OTHER PAYMENTS

     2.1 Basic Rent. Tenant will pay Basic Rent in monthly installments to Landlord, in advance, without offset or deduction, except as otherwise specifically set forth herein, commencing on the Commencement Date and continuing on the first day of each and every calendar month after the Commencement Date during the Term through and including the Expiration Date. Notwithstanding the above, Tenant shall pay Landlord an amount equal to the first month’s Basic Rent on or before December 1, 2008. Tenant will make all Basic Rent payments to Landlord in care of Property Manager at the address specified in the Basic Terms or at such other place or in such other manner as Landlord may from time to time designate in writing no later than ten (10) days prior to the date such payment is due. Tenant will make all Basic Rent payments without Landlord’s previous demand, invoice or notice for payment. Landlord and Tenant will prorate, on a per diem basis, Basic Rent for any partial month within the Term.

     2.2 Additional Rent. Article 3 of this Lease requires Tenant to pay certain Additional Rent pursuant to estimates Landlord delivers to Tenant. Tenant will make all payments of estimated Additional Rent in accordance with Section 3.3 without deduction or offset and without Landlord’s previous demand or notice for payment. Except as specifically set forth in this Lease, Tenant will pay all other Additional Rent described in this Lease that is not estimated under Section 3.3 within thirty (30) days after receiving Landlord’s invoice for such Additional Rent. Tenant will make all Additional Rent payments to the same location and, except as described in the previous sentence, in the same manner as Tenant’s Basic Rent payments.

     2.3 Delinquent Rental Payments. If Tenant does not pay any installment of Basic Rent, Additional Rent or any other payment due under this Lease within three (3) Business Days after the date such payment is due, Tenant will pay Landlord an additional amount equal to (a) interest on the delinquent payment calculated at the Maximum Rate from the date when the payment is due through the date the payment is made, and (b) a late payment charge equal to five percent (5%) of the amount of the delinquent payment; provided that Tenant shall be entitled to written notice from Landlord and a three (3) Business Day grace period once each calendar year prior to the imposition of any such default interest or late payment charge. Landlord’s right to such compensation for the delinquency is in addition to all of Landlord’s rights and remedies under this Lease, at law or in equity.

     2.4 Independent Obligations. Notwithstanding any contrary term or provision of this Lease, Tenant’s covenant and obligation to pay Rent is independent from any of Landlord’ covenants, obligations, warranties or representations in this Lease. Tenant will pay Rent without any right of offset or deduction, except as otherwise set forth herein.

     2.5 Security Deposit. Intentionally Deleted.

ARTICLE 3. OPERATING EXPENSES AND PROPERTY TAXES

     3.1 Payment of Excess Expenses. Tenant will pay, as Additional Rent and in the manner this Article 3 describes, Tenant’s Share of Excess Expenses for each and every calendar year of the Term. Landlord will prorate Tenant’s Share of Excess Expenses for the calendar year in which the Lease commences or terminates as of the Commencement Date or termination date, as applicable, on a per diem basis based on the number of days of the Term within such calendar year.

     3.2 Estimation of Tenant’s Share of Excess Expenses. Landlord will deliver to Tenant a written estimate of the following for each calendar year of the Term: (a) Property Taxes, (b) Operating Expenses, (c) Excess Expenses, (d) Tenant’s Share of Excess Expenses Percentage and (e) the annual and monthly Additional Rent attributable to Tenant’s Share of Excess Expenses.

     3.3 Payment of Estimated Tenant’s Share of Excess Expenses. Tenant will pay the amount Landlord estimates as Tenant’s Share of Excess Expenses under Section 3.2 for each and every calendar year of the Term in equal monthly installments, in advance, commencing on the Commencement Date and continuing on the first day of each and every month during the Term through and including the Expiration Date. If Landlord has not delivered the estimates to Tenant by the first day of January of the applicable calendar year, Tenant will continue paying Tenant’s Share of Excess Expenses based on Landlord’s estimates for the previous calendar year. When Tenant receives Landlord’s estimates for the current calendar year, Tenant will pay the estimated amount (less amounts Tenant paid to Landlord in accordance with the immediately preceding sentence) in equal monthly installments over the balance of such calendar year, with the number of installments being equal to the number of full calendar months remaining in such calendar year. Notwithstanding anything to the contrary contained in this Article 3, beginning in the second calendar year of the Lease Term, Tenant’s Share of Operating Expenses which are not considered “Non-Controllable Operating Expenses” (as defined below), shall not increase by more than five percent (5%) per annum on a cumulative, compounded basis from the first calendar year during the Lease Term, which cap shall specifically exclude all charges and costs for Property Taxes, insurance premiums for Landlord’s property insurance, utility costs, snow removal and non-routine repairs and maintenance which are not the result of Landlord’s negligence (but which are recoverable under the definition of “Operating Expenses”) (collectively, “Non-controllable Operating Expenses”), for which there shall be no cap at any time during the Lease Term. For purposes of the foregoing cap, all categories of Operating Expenses shall be determined on an aggregate basis and not on an individual basis.

          3.3.1. Re-Estimation and Adjustment. Landlord may re-estimate Excess Expenses from time to time during the Term; however, such re-estimate may occur no more than once every calendar year. In such event, Landlord will re-estimate the monthly Additional Rent attributable to Tenant’s Share of Excess Expenses to an amount sufficient for Tenant to pay the re-estimated monthly amount over the balance of the calendar year. Landlord will notify Tenant of the re-estimate and Tenant will pay the re-estimated amount in the manner provided in the last sentence of Section 3.3.

     3.4 Confirmation of Tenant’s Share of Excess Expenses. Within one hundred twenty (120) days after the end of each calendar year within the Term, Landlord will determine the actual amount of Excess Expenses and Tenant’s Share of Excess Expenses for the expired calendar year and deliver to Tenant a written statement of such amounts. If Tenant paid less than the actual amount of Tenant’s Share of Excess Expenses specified in the statement, Tenant will pay the difference to Landlord as Additional Rent in the manner Section 2.2 describes. If Tenant paid more than the actual amount of Tenant’s Share of Excess Expenses specified in the statement, Landlord, at Landlord’s option, will either (a) refund the excess amount to Tenant, within thirty (30) days after the date of such determination, or (b) credit the excess amount against Tenant’s next due monthly installment or installments of Rent. Landlord shall maintain books and records of Operating Expenses for a period of two (2) years following the end of each calendar year.

     3.5 Tenant’s Right to Audit. If (a) no uncured Event of Default exists under this Lease, (b) Tenant disputes Landlord’s determination of the actual amount of Excess Expenses or Tenant’s Share of Excess Expenses for any calendar year and (c) Tenant delivers to Landlord written notice of the dispute within one (1) year after Landlord’s delivery of the statement of such amount under this Article 3, then Tenant (but not any subtenant or assignee, other than an Affiliate), at its sole cost and expense, upon prior written notice and during regular business hours at a time and place reasonably acceptable to Landlord (which may be the location where Landlord or Property Manager maintains the applicable records), may audit, or cause an auditor to audit, Landlord’s records relating to the disputed amounts and produce a report detailing the results of the audit. No auditor retained by Tenant to conduct an audit under this Section 3.5 shall be paid on a contingency fee basis. Tenant’s objection to Landlord’s determination of Excess Expenses or Tenant’s Share of Excess Expenses is deemed withdrawn unless Tenant completes and delivers a copy of the audit report to Landlord within 90 days after the date Landlord makes the records available to Tenant. If the audit report shows that the amount Landlord charged Tenant for Tenant’s Share of Excess Expenses was greater than the amount this Article 3 obligates Tenant to pay, then, unless Landlord contests the results of the audit report, Landlord will refund the excess amount to Tenant within 10 Business Days after Landlord receives a copy of the audit report. If the audit report shows that the amount Landlord charged Tenant for Tenant’s Share of Excess Expenses was less than the amount this Article 3 obligates Tenant to pay, Tenant, within 10 Business Days after receiving the audit report, will pay to Landlord, as Additional Rent, the difference between the amount Tenant paid and the amount stated in the audit report. If Landlord contests the results of Tenant’s audit report, a final determination shall be made by an independent certified public accountant, who shall have no material business or financial interest in common with either of the parties, selected by Landlord, but reasonably acceptable to Tenant, and said accountant shall take into consideration (but not be bound by) the findings of Tenant’s audit report. Pending resolution of any audit under this section, Tenant will continue to pay to Landlord the estimated amounts of Tenant’s Share of Excess Expenses in accordance with this Article 3. If the final audit shows that the amount Tenant paid for Tenant’s Share of the Excess Expenses exceeded the amount this Article 3 obligates Tenant to pay by more than 10%, then Landlord shall be responsible for the reasonable cost of the audit, provided the cost of such audit shall not exceed $3,000 (otherwise Tenant shall be responsible for such audit cost). Tenant must keep all information it obtains in any audit strictly confidential and may only use such information for the limited purpose this section describes and for Tenant’s own account.

     3.6 Personal Property Taxes. Tenant, prior to delinquency, will pay all taxes charged against Tenant’s trade fixtures and other personal property. Tenant will use all reasonable efforts to have such trade fixtures and other personal property taxed separately from the Property. If any of Tenant’s trade fixtures and other personal property are taxed with the Property, Tenant will pay the taxes attributable to Tenant’s trade fixtures and other personal property to Landlord as Additional Rent.

     3.7 Landlord’s Right to Contest Property Taxes. Landlord shall also have the right, but not the obligation, to contest the amount or validity, in whole or in part, of any Property Taxes not contested by Tenant, by appropriate proceedings conducted in the name of Landlord or in the name of Landlord and Tenant. If Landlord elects to contest the amount or validity, in whole or in part, of any Property Taxes, such contests by Landlord shall be at Landlord’s expense, provided, however, that if the amounts payable by Tenant for Property Taxes are reduced (or if a proposed increase in such amounts is avoided or reduced) by reason of Landlord’s contest of Property Taxes, Tenant shall reimburse Landlord for costs incurred by Landlord in contesting Property Taxes, but such reimbursements shall not be in excess of the amount saved by Tenant by reason of Landlord’s actions in contesting such Property Taxes.

     3.8 IRBs and Tax Abatement. As stated above, this Lease is subject to that certain Prime Lease entered into with the City in connection with the tax abatement which affects the Property. The real estate taxes have been approved by the City to be abated by fifty-five percent (55%) of the current tax base and Tenant’s Pro Rata Share of Property Taxes will accordingly decrease. Notwithstanding the above, in the event such tax abatement does not occur or ceases for any reason not related to Landlord’s default under the Prime Lease, Tenant shall be responsible for the payment of its share of Property Taxes in accordance with the terms of the Lease. Landlord acknowledges that Tenant has informed it that Tenant has been granted abatement of sales taxes with respect to Tenant’s leasehold improvements to be made to the Premises and Landlord agrees to cooperate with Tenant in assisting Tenant in its ability to obtain such abatement, including execution of applicable forms to the State of Kansas.

ARTICLE 4. USE

     4.1 Permitted Use and Parking. Tenant will not use the Premises for any purpose other than general office purposes. Tenant shall be entitled to use all parking in the Site Facilities which shall be at least a parking ratio of 4.75 cars per 1,000 rentable square feet of office space. Tenant shall be provided access to the Premises on a 24 hour per day, seven day per week basis (but subject to the Landlord services provided in Section 6.1 below and otherwise subject to the terms and conditions of this Lease). There will be no separate charge (other than costs included in Operating Expenses paid by Tenant hereunder) for parking throughout the Term and any extensions. Landlord may not grant any other party a right to use parking at the Property for any purpose without Tenant’s consent. Although Landlord shall not be responsible for enforcing Tenant’s parking rights against third parties, Landlord shall reasonably cooperate with Tenant in Tenant’s efforts to enforce such parking rights. Tenant shall have the right, at Tenant’s cost, to designate certain parking spaces as reserved or visitor spaces; provided any such designation will require Landlord’s approval in the event Tenant ever leases less than the entire Building.

     Tenant will not knowingly use the Property or knowingly permit the Premises to be used in violation of any Laws or in any manner that would (a) violate any certificate of occupancy affecting the Property; (b) make void or voidable any insurance now or after the Effective Date in force with respect to the Property; (c) cause injury or damage to the Property or to the person or property of any other tenant on the Property; (d) cause substantial diminution in the value or usefulness of all or any part of the Property (reasonable wear and tear excepted); or (e) constitute a public or private nuisance or waste. Other than the permits required by Landlord to construct the Building and perform the Tenant’s Improvements hereunder (and the subsequent issuance of a certificate of occupancy), Tenant will obtain and maintain, at Tenant’s sole cost and expense, all permits and approvals required under the Laws for Tenant’s use of the Premises.

     4.2 Increased Insurance. Tenant will not knowingly do on the Property or permit to be done on the Premises anything that will (a) increase the premium of any insurance policy Landlord carries covering the Premises or the Property; (b) cause a cancellation of or be in conflict with any such insurance policy; (c) result in any insurance company’s refusal to issue or continue any such insurance in amounts satisfactory to Landlord; or (d) subject Landlord to any liability or responsibility for injury to any person or property by reason of Tenant’s operations in the Premises or use of the Property. Tenant, at Tenant’s sole cost and expense, will comply with all rules, orders, regulations and requirements or insurers and of the American Insurance Association or any other organization performing a similar function, provided that such rules and regulations are made available to Tenant by

Landlord, in advance. Tenant will reimburse Landlord, as Additional Rent, for any additional premium charges for such policy or policies resulting from Tenant’s failure to comply with the provisions of this section.

     4.3 Laws/Building Rules. This Lease is subject and subordinate to all Laws. A copy of the current Building Rules is attached to this Lease as EXHIBIT “E.” Landlord may not amend the Building Rules without Tenant’s consent which shall not be unreasonably withheld; provided such consent is not necessary in connection with changes in the Building Rules for life safety purposes and to comply with Laws or if Tenant occupies less than 100% of the Building. This Lease is also subject to the terms and conditions of the Prime Lease.

     4.4 Site Facilities. So long as Tenant leases the entire Building, Landlord grants Tenant the exclusive right, to use the Site Facilities during the Term, subject to all Laws. Notwithstanding the above, Landlord may (a) access the Site Facilities for purposes of performing its obligations hereunder (such as snow removal, landscaping, lawn maintenance and other maintenance and repair obligations to the extent specifically set forth herein); (b) temporarily close any portion of the Site Facilities (after reasonable advance notice to Tenant) (i) for repairs or improvements or Alterations, (ii) to discourage unauthorized use, or (iii) to prevent dedication or prescriptive rights; (c) impose and revise reasonable Building Rules which do not impair Tenant’s rights under this Lease concerning use of the Site Facilities, including, but not limited to, any parking facilities comprising a portion of the Site Facilities subject to the terms of Section 4.3 above; and (d) to grant utility easements or similar rights over the Site Facilities and reasonable access to Landlord for any other reason Landlord deems necessary in Landlord’s reasonable judgment so long as Tenant’s right to access and use the Site Facilities are not unreasonably disturbed or impeded.

ARTICLE 5. HAZARDOUS MATERIALS

     5.1 Compliance with Hazardous Materials Laws. Tenant will not cause any Hazardous Material to be brought upon, kept or used on the Property in a manner or for a purpose prohibited by or that could reasonably result in liability under any Hazardous Materials Law. Tenant, at its sole cost and expense, will comply with all Hazardous Materials Laws and prudent industry practice relating to the presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on, under or about the Property that Tenant brings upon, keeps or uses on the Property and will notify Landlord of any and all Hazardous Materials Tenant brings upon, keeps or uses on the Property (other than small quantities of office cleaning or other office supplies and similar materials as are customarily used by a tenant in the ordinary course for the permitted use). On or before the Expiration Date or earlier termination of this Lease, Tenant, at its sole cost and expense, will completely remove from the Property (regardless whether any Hazardous Materials Law requires removal), in compliance with all Hazardous Materials Laws, all Hazardous Materials Tenant causes to be present in, on, under or about the Property. Tenant will not take any remedial action in response to the presence of any Hazardous Materials in on, under or about the Property, nor enter into any settlement agreement, consent decree or other compromise with respect to any Claims relating to or in any way connected with Hazardous Materials in, on, under or about the Property, without first notifying Landlord of Tenant’s intention to do so and affording Landlord reasonable opportunity to investigate, appear, intervene and otherwise assert and protect Landlord’s interest in the Property. Landlord, at its sole cost and expense, will comply with all Hazardous Materials Laws and prudent industry practice relating to the presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on, under or about the Property that Landlord brings upon, keeps or uses on the Property and will notify Tenant of any and all Hazardous Materials Landlord brings upon, keeps or uses on the Property (other than small quantities of office cleaning or other office supplies as are customarily used by a landlord in the ordinary course of operating and maintaining office buildings and site facilities).

     5.2 Notice of Actions. Tenant will notify Landlord of any of the following actions affecting Landlord, Tenant or the Property that result from or in any way relate to Tenant’s use of the Property immediately after receiving notice of the same: (a) any enforcement, clean-up, removal or other governmental or regulatory action instituted, completed or threatened under any Hazardous Materials Law; (b) any Claim made or threatened by any person relating to damage, contribution, liability, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Material; and (c) any reports made by any person, including Tenant, to any environmental agency relating to any Hazardous Material, including any complaints, notices, warnings or asserted violations. Tenant will also deliver to Landlord, as promptly as possible and in any event within five (5) Business Days after Tenant first receives or sends the same, copies of all Claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Premises or Tenant’s use of the Premises. Upon Landlord’s written request, Tenant will promptly deliver to Landlord documentation acceptable to Landlord reflecting the legal and proper disposal of all Hazardous Materials removed or to be removed from the Premises by Tenant. Any such documentation will list Tenant or its agent as a responsible party and will not attribute responsibility for any such Hazardous Materials to Landlord or Property Manager.

     5.3 Disclosure and Warning Obligations. Tenant acknowledges and agrees that all reporting and warning obligations required under Hazardous Materials Laws resulting from or in any way relating to Tenant’s use of the Premises or Property are Tenant’s sole responsibility, regardless whether the Hazardous Materials Laws permit or require Landlord to report or warn.

     5.4 Tenant Indemnification. Tenant releases and will indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold harmless the Landlord Parties from and against any and all Claims whatsoever arising or resulting, in whole or in part, directly or indirectly, from the presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on, under, upon or from the Property (including water tables and atmosphere) that Tenant brings upon, keeps or uses on the Premises or Property. Tenant’s obligations under this section include, without limitation and whether foreseeable or unforeseeable, (a) the costs of any required or necessary repair, clean-up, detoxification or decontamination of the Property; (b) the costs of implementing any closure, remediation or other required action in connection therewith as stated above; (c) the value of any loss of use and any diminution in value of the Property; and (d) consultants’ fees, experts’ fees and response costs. Tenant’s obligations under this section survive the expiration or earlier termination of this Lease.

     5.5 Landlord Indemnification. Landlord represents and warrants to Tenant that, except as otherwise set forth on that certain Phase I environmental site assessment report performed on the Land, to the best of Landlord’s knowledge, as of the effective date of this Lease, no Hazardous Materials are present on, in or under the land on which the Building is located. Landlord releases and will indemnify, defend (with counsel reasonably acceptable to Tenant), protect and hold harmless the Tenant Parties from and against any and all Claims whatsoever arising or resulting, in whole or in part, directly or indirectly, from the presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on, under, upon or from the Property (including water tables and atmosphere) other than matters for which Tenant has agreed to indemnify Landlord pursuant to Section 5.4 hereof. Landlord’s obligations under this section include, without limitation and whether foreseeable or unforeseeable, (a) the costs of any required or necessary repair, clean-up, detoxification or decontamination of the Property; (b) the costs of implementing any closure, remediation or other required action in connection therewith as stated above; (c) the value of any loss of use and any diminution in Tenant’s leasehold interest in the Premises but only if caused by Landlord; and (d) consultants’ fees, experts’ fees and response costs. Landlord’s obligations under this section survive the expiration or earlier termination of this Lease.

ARTICLE 6. SERVICES

     6.1 Landlord’s Obligations. Except as otherwise requested by Tenant and agreed to by Landlord, Landlord will provide the following services during Business Hours, the costs of which are included as Operating Expenses (except to the extent excluded in the definition set forth in Exhibit A), in a manner consistent with buildings of similar class and quality in the South Johnson County submarket:

          6.1.1. Janitorial service in the Premises five (5) times per week.

          6.1.2. Electrical energy to the Premises sufficient, in Landlord’s reasonable judgment, for lighting and for operating personal computers and other office machines and equipment for Permitted Use; provided the demand load for such electrical energy will be a minimum of 6 watts per rentable square foot of demand load for the Premises. Tenant will not use any equipment requiring electrical energy in excess of wattages supplied by Landlord without receiving Landlord’s prior written consent, which consent Landlord will not unreasonably withhold but may condition on Tenant paying all costs of installing the equipment and facilities necessary to furnish such excess energy and an amount equal to the average cost per unit of electricity for the Building applied to the excess use as reasonably determined either by an engineer selected by Landlord or by submeter installed at Tenant’s expense. Any electrical energy used for the Tenant Specified Areas (as defined in Section 6.1.3 below) shall be charged to and shall be paid as Additional Rent by Tenant. Landlord will replace all lighting bulbs, tubes, ballasts and starters within the Premises at Tenant’s sole cost and expense unless the costs of such replacement are included in Operating Expenses. If such costs are not included in Operating Expenses, Tenant will pay such costs as Additional Rent. Landlord agrees not to charge a mark-up, profit or overhead on utility charges or excess utility charges paid by Tenant hereunder.

          6.1.3. During Business Hours, heating, ventilation and air conditioning (“HVAC”) to the Premises sufficient to maintain in Landlord’s reasonable judgment, comfortable temperatures in the Premises; provided such temperatures are subject to the conditions and requirements of state and federal energy regulatory bodies for non-residential buildings (including any Kansas energy conservation standards) and the indoor air quality shall comply with the ASHRAE standards 62-89. During non-Business Hours, Landlord will provide HVAC service upon Tenant’s reasonable advance notice. Tenant will pay Landlord, as Additional Rent, for such extended service on an hourly basis at the Landlord’s actual cost (with no additional mark-up, profit or overhead charged by Landlord). Notwithstanding the above, Tenant will require such HVAC service to be provided on a 24 hours per day and 7 days a week basis for the following two (2) spaces within the Building (referred to herein as the “Tenant Specified Areas”); provided the additional cost of which shall be charged to and paid by Tenant as Additional Rent: (1) The space consisting of the approximately 3,000 to 5,000 square foot raised floor telecom area located on the first floor of the Building (as designated by Tenant); and (2) the space within the Building identified by Tenant as its operations center (consisting of approximately 30,000 rentable square feet). Notwithstanding the above, Tenant shall be solely responsible for the cost, ownership and maintenance of any supplemental HVAC service to the Premises beyond the HVAC units provided as part of the Building shell improvements.

          6.1.4. Hot and cold water from standard building outlets for lavatory, restroom and drinking purposes.

          6.1.5. Landlord may limit the number of elevators in operation at times other than Business Hours provided at least one (1) elevator shall be operational at all times.

          6.1.6. The Building parking area shall be available for use twenty-four (24) hours a day, every day of the year during the Term and shall be illuminated when necessary. Further, Landlord shall keep and maintain the Building parking area and all other Site Facilities in manner consistent with buildings of similar class and quality in the South Johnson County submarket.

          6.1.7. Removing of ice and snow from the Site Facilities as necessary.

          6.1.8. Pest control in the Building and Site Facilities as necessary.

     6.2 Tenant’s Obligations. All utility bills will be included in Operating Expenses and, unless specifically excluded therefrom, Tenant shall pay all costs in connection therewith as Operating Expenses pursuant to the terms and conditions of this Lease (and such utilities shall be considered “Non-Controllable Operating Expenses” hereunder).

     6.3 Other Provisions Relating to Services. No interruption in, or temporary stoppage of, any of the services this Article 6 describes is to be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, nor does any interruption or stoppage relieve Tenant from any obligation this Lease describes, render Landlord liable for damages or entitle Tenant to any Rent abatement, except as otherwise provided herein. Landlord has the right to select the provider of any utility or service to the Property, which shall be subject to the reasonable approval of Tenant; provided Tenant shall specifically have the right to select the telecommunications provider to the Building, which selection shall be provided to Landlord in sufficient time as to not cause any delays in connection with the construction of the Building and Site Facilities. In the event such service is within Landlord’s exclusive control or if such service is interrupted based upon the negligence of Landlord or Landlord Parties, and thereafter Landlord is unable to provide any service mentioned above (unless caused by Tenant or Tenant Parties), and further, in the event such inability renders the whole or a portion of the Premises untenantable or unsuitable for the purposes intended hereunder for a period of five (5) consecutive business days, Basic Rent and payments of Additional Rent for the portion of the Premises rendered untenantable or unsuitable for the purposes intended hereunder shall abate pro rata until such service is restored to such a condition that the portion of the Premises affected is again rendered tenantable or suitable.

ARTICLE 7. MAINTENANCE AND REPAIR

     7.1 Landlord’s Obligations. Except as otherwise provided in this Lease, Landlord will repair and maintain the following in good order, condition and repair and in a manner consistent with buildings of similar class and quality in the South Johnson County submarket: (a) the foundations, exterior walls, structural systems, bearing walls, support beams, floor slabs, support columns, window frames and roof of the Building; (b) the elevator, electrical, mechanical, plumbing, heating and air conditioning systems, facilities and components, electrical risers, telephone risers, plumbing risers, sprinkler systems, air distribution systems, air handling systems, including VAV boxes, electrical and mechanical lines and equipment associated therewith, elevators and boilers; utility and trunk lines, tanks and transformers; (c) Site Facilities, including the common entrances, corridors, loading docks, and the parking area and access ways therefore; (d) exterior windows, doors, plate glass and exterior wall surfaces of the Building; and (e) improvements to the Land, including ditches, shrubbery, landscaping and fencing (collectively, the “Landlord Obligations”). Neither Basic Rent nor Additional Rent will be reduced, nor, subject to Section 10.5 below, will Landlord be liable, for loss or injury to or interference with Tenant’s property, profits or business arising from or in connection with Landlord’s performance of its obligations under this section. Landlord acknowledges and agrees that the making and performance of Landlord’s covenants and agreements in this Section 7.1 is a material inducement to Tenant entering into this Lease. Landlord will maintain the Building and Site Facilities in a condition comparable to buildings of similar class and quality in the South Johnson County submarket and any repairs to the Building shall be in compliance with Laws. Such maintenance and repair costs incurred by Landlord in connection with the Landlord Obligations and otherwise under this Section 7.1 shall be included as part of the Operating Expenses, unless caused by the gross negligence or willful misconduct of Landlord and unless excluded from the definition of “Operating Expenses” as set forth herein.

     7.2 Tenant’s Obligations.

          7.2.1. Except as otherwise specifically provided in this Lease, Landlord is not required to furnish any services or facilities, or to make any repairs or Alterations, in, about or to the Premises or the Property. Except as specifically described in Section 7.1 and Articles 11 and 12, Tenant assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Premises. Except as specifically described in Section 7.1 and Articles 11 and 12, Tenant, at Tenant’s sole cost and expense, will keep and maintain the Premises (including, but not limited to, all non-structural interior portions, systems and equipment; interior surfaces of exterior walls; interior moldings, partitions and ceilings; and interior electrical, lighting and plumbing fixtures, which plumbing fixtures are part of the Tenant’s Improvements and not part of the Landlord’s Improvements) in good order, condition and repair, reasonable wear and tear and damage from insured casualties excepted. Tenant will keep the Premises in a neat and sanitary condition and will not commit any nuisance or waste in, on or about the Premises or the Property. If Tenant damages or injures the Site Facilities or any part of the Property other than the Premises, Landlord will repair the damage and Tenant will pay Landlord for all reasonable uninsured costs and expenses of Landlord in connection with the repair as Additional Rent. Tenant is solely responsible for and, to the fullest extent allowable under the Laws, releases and will indemnify, protect and defend Landlord against (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from, the cost of repairing, and any Claims resulting from, any penetrations or perforations of the roof or exterior walls of the Building by Tenant (exclusive of the initial Tenant’s Improvements performed by Landlord). Tenant will maintain the Premises in a condition comparable to buildings of similar class and quality in the South Johnson County submarket. Tenant’s repairs will be at least equal in quality and workmanship to the original work and Tenant will make the repairs and perform maintenance in accordance with all Laws.

          7.2.2. If any governmental authority requires any non-structural Alteration to Premises as a result of Tenant’s particular use of the Premises or as a result of any Alteration to the Premises made by or on behalf of Tenant, or if Tenant’s particular use of the Premises subjects Landlord or the Property to any obligation under any Laws, Tenant will pay the cost of all such non-structural Alterations or the cost of compliance, as the case may be. If any governmental authority requires any structural Alteration to Premises; Landlord shall perform such structural Alteration (“Structural Alteration”). If the Structural Alteration is a result of a specific action, employee or other specific element of Tenant’s particular use of the Premises (as opposed to items particular to office use in general) or as a result of any Alteration to the Premises made by or on behalf of Tenant, the cost thereof (including, without limitation, reasonable overhead and administrative costs) shall be paid by Tenant within thirty (30) days after receiving Landlord’s invoice for such work; provided, Tenant may request Landlord, at Landlord’s option, to amortize the cost of such Alteration over the remaining Term of the Lease and, if agreed to by Landlord, the parties hereto shall execute an amendment to the Lease which incorporates the amortization of such Structural Alterations into the Lease. If any Structural Alteration to the Premises related to a zoning or use requirements applicable to Tenant’s particular use which were not in effect on the Commencement Date, then Landlord shall perform such Structural Alteration and the cost thereof shall be included as “Operating Expenses” on an amortized basis over its useful life on a straight line basis, such that the annual amortized amount is included in Operating Expenses in each year during the remainder of the Term as more fully provided herein. If the Alterations referenced above are not structural, Tenant, at Tenant’s option, will either make the Alterations at Tenant’s sole cost and expense in accordance with Article 8 or request Landlord to make the Alterations at Tenant’s sole cost and expense. Notwithstanding the above, based solely on the temporary certificate of occupancy or permanent certificate of occupancy to be issued by the City on or about the Commencement Date, Landlord represents and warrants that, as of the date that the permit was issued for the Building shell based upon the final, approved development plan (and as interpreted by the City), the Premises shall comply with all applicable Laws (as hereinafter defined) including, without limitation the Americans With Disabilities Act, other than zoning ordinances and other Laws specific to Tenant’s use of the Premises.

ARTICLE 8. CHANGES AND ALTERATIONS

     8.1 Alterations; Access System. Tenant will not make any Structural Alterations to the Premises or any Alterations to the Site Facilities without Landlord’s approval which shall not be unreasonably withheld, conditioned or delayed so long as (i) the purposed Alteration is non-structural in nature, (ii) the purposed Alteration does not materially diminish the value of the Building, and (iii) the purposed Alteration otherwise complies with the requirements of this Article 8. Tenant will not make any other Alterations without Landlord’s prior written consent, which consent Landlord will not unreasonably withhold or delay; provided, however, that Landlord may require, as a condition of its consent, that Tenant remove the Alterations at the end of the Term and repair all damage caused by such removal; however, Alterations related to the initial Tenant’s Improvements (including all wiring and cabling) shall not be removed and Landlord shall not require such removal. If Tenant properly notifies Landlord hereunder and Landlord fails to respond within thirty (30) days after such written notice, then Landlord shall be deemed to consent to the proposed Alterations. Along with any request for Landlord’s consent, Tenant will deliver to Landlord plans and specifications for the Alterations and names and addresses of all prospective contractors for the Alterations. If Landlord approves the proposed Alterations, Tenant, before commencing the Alterations or delivering (or accepting delivery of) any materials to be used in connection with the Alterations, will deliver to Landlord for Landlord’s reasonable approval copies of all contracts, proof of insurance required by Section 8.2, copies of any contractor safety programs, copies of all necessary permits and licenses and such other information relating to the Alterations as Landlord reasonably requests. Tenant will construct all approved Alterations or cause all approved Alterations to be constructed (a) promptly by a contractor Landlord approves in writing in Landlord’s reasonable discretion, (b) in a good and workmanlike manner, (c) in compliance with all Laws, (d) in accordance with all orders, rules and regulations of the Board of Fire Underwriters having jurisdiction over the Premises and any other body exercising similar functions, and (e) in full compliance with all of Landlord’s rules and regulations applicable to third party contractors, subcontractors and suppliers performing work at the Property. Notwithstanding the above, Tenant shall be entitled to make non-structural alterations and improvements to the interior portion of the Premises without Landlord’s consent (“Minor Alterations”) so long as: (i) the aggregate cost of such non-structural alterations and improvements do not exceed $10,000 per calendar year; (ii) the Minor Alterations are constructed subject to all the other terms of this Article 8 and (iii) Tenant provides Landlord with prior written notice of any such Minor Alterations which exceed $2,500 per occurrence.

     The parties acknowledge that Tenant shall operate the Building’s access system as determined by Tenant (and reasonably approved by Landlord), which access system shall be installed at Tenant’s sole cost and expense; provided Tenant may use its Improvement Allowance for such access system. Landlord shall be provided access to the Building under Tenant’s access system (at no cost to Landlord) for all purposes under this Lease. Tenant shall be permitted to tie such system into Tenant’s standard access system on a national basis.

     8.2 Tenant’s Responsibility for Cost and Insurance. Tenant will pay the cost and expense of all Alterations by or on behalf of Tenant, including, without limitation, a reasonable charge for Landlord’s review, inspection and engineering time, and for any painting, restoring or repairing of the Premises or the Building such Alterations occasion. Prior to commencing any Alterations, Tenant will deliver the following to Landlord in form and amount reasonably satisfactory to Landlord: (a) demolition (if applicable) and payment and performance bonds, (b) builder’s “all risk” insurance in an amount at least equal to the value of the Alteration; (c) evidence that Tenant has in force commercial general liability insurance insuring against construction related risks, in at least the form, amounts and coverages required of Tenant under Article 10 and (d) copies of all applicable contracts and of all necessary permits and licenses. The insurance policies described in clauses (b) and (c) of this section must name Landlord, Landlord’s lender (if any) and Property Manager as additional insureds.

     8.3 Construction Obligations and Ownership. Landlord may inspect construction of the Alterations. Immediately after completing the Alterations, Tenant will furnish Landlord with contractor affidavits, full and final lien waivers and receipted bills covering all labor and materials expended and used in connection with the Alterations. Tenant will remove any Alterations Tenant constructs in violation of this Article 8 within ten (10) days after Landlord’s written request and in any event prior to the expiration or earlier termination of this Lease. All Alterations Tenant makes or installs (including all telephone, computer and other wiring and cabling located within the walls of and outside the Premises, but excluding all Tenant Personalty as defined in Section 16.1), shall become the property of Landlord and a part of the Building immediately upon installation and, unless Landlord requires Tenant to remove the Alterations and repair any damage caused by such removal by notifying Tenant at the time Landlord consents to the Alterations, Tenant will surrender the Alterations to Landlord upon the expiration or earlier termination of this Lease at no cost to Landlord. In no event shall Tenant be required to remove the initial Tenant’s Improvements at the expiration or earlier termination of the Lease.

     8.4 Liens. Tenant will keep the Property free from any mechanics’, materialmen’s, designers’ or other liens arising out of any work performed, materials furnished or obligations incurred by or for Tenant or any person or entity claiming by, through or under Tenant. Tenant will notify Landlord in writing thirty (30) days prior to commencing any Alterations in order to provide Landlord the opportunity to record and post notices of non-responsibility or such other protective notices available to Landlord under the Laws. If any such liens are filed and Tenant, within fifteen (15) days after such filing, does not release the same of record or provide Landlord with a bond or other security satisfactory to Landlord protecting Landlord and the Property against such liens, Landlord, without waiving its rights and remedies based upon such breach by Tenant and without releasing Tenant from any obligation under this Lease, may cause such liens to be released by any means Landlord deems proper, including, but not limited to, paying the claim giving rise to the lien or posting security to cause the discharge of the lien. In such event, Tenant will reimburse Landlord, as Additional Rent, for all amounts Landlord pays (including, without limitation, reasonable attorneys’ fees and costs).

     8.5 Indemnification. To the fullest extent allowable under the Laws, Tenant releases and will indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Parties and the Property from and against any Claims in any manner relating to or arising out of any Alterations by Tenant or any other work performed, materials furnished or obligations incurred by or for Tenant or any person or entity claiming by, through or under Tenant.

ARTICLE 9. RIGHTS RESERVED BY LANDLORD

     9.1 Landlord’s Entry. Subject to the provisions of the last sentence of this Section 9.1, Landlord and its authorized representatives may during Business Hours and upon reasonable notice to Tenant enter the Premises to: (a) inspect the Premises; (b) show the Premises to prospective purchasers and mortgagees; (c) show the Premises to prospective tenants (but only during the last twelve (12) months of the Term except in the case of emergency or at any time following an Event of Default after any applicable notice and cure period to the extent permitted by law); (d) post notices of non-responsibility or other protective notices available under the Laws; or (e) exercise and perform Landlord’s rights and obligations under this Lease. Landlord, in the event of any emergency, may enter the Premises without notice to Tenant. Landlord’s entry into the Premises is not to be construed as a forcible or unlawful entry into, or detainer of, the Premises or as an eviction of Tenant from all or any part of the Premises. Tenant will also permit Landlord (or its designees) to erect, install, use, maintain, replace and repair pipes, cables, conduits, plumbing and vents, and telephone, electric and other wires or other items, in, to and through the Premises if Landlord determines that such activities are necessary or appropriate for properly operating and maintaining the Building, to the extent reasonably required by Landlord, provided Landlord shall use commercially reasonable efforts not to disturb Tenant’s use and occupancy of the Building (and will coordinate with Tenant if during Business Hours) and Landlord shall use good faith efforts to coordinate any such activities with Tenant to minimize any impact on Tenant’s use and occupancy of the Building. Landlord shall exercise commercially reasonable efforts to minimize interference with Tenant’s business operation in connection with its rights under Section 9.1. Landlord acknowledges that certain information and documentation at the Premises is deemed confidential by Tenant and Landlord will refrain from disclosing the contents of such information and documentation to any other party and shall use commercially reasonable efforts to cause its employees, agents and contractors to keep such information and documentation confidential. This provision shall not apply to any information which Landlord can demonstrate it knew prior to the date hereof or which Landlord receives independently from a third party who is not precluded by law, contract or duty of confidentiality from disclosing it.

     9.2 Control of Property. Landlord reserves all rights respecting the Property and Premises not specifically granted to Tenant under this Lease, including, without limitation, the right to: (a) designate and approve all types of signs, window coverings, internal lighting and other aspects of the Premises and its contents that may be visible from the exterior of the Premises which approval shall not be unreasonably withheld, conditioned, delayed or denied; (b) close the Building after Business Hours, except that Tenant and its employees and invitees may access the Premises after Business Hours in accordance with such rules and regulations as Landlord and Tenant may mutually prescribe from time to time for security purposes; (c) install and maintain pipes, ducts, conduits, wires and structural elements within the Building; provided Landlord shall use commercially reasonable efforts not to disturb Tenant’s use and occupancy of the Building and Landlord shall use good faith efforts to coordinate any such activities with Tenant to minimize any impact on Tenant’s use and occupancy of the Building, and (d) retain and receive master keys or pass keys to the Premises and all doors in the Premises. Landlord will hire a service to conduct a drive-by patrol from time to time, which may include an exterior door check. Notwithstanding the foregoing, or the provision of any security-related services by Landlord, Landlord is not responsible for the security of persons or property on the Property and Landlord is not and will not be liable in any way whatsoever for any breach of security not solely caused by the willful misconduct or gross negligence of Landlord, its agents or employees.

     9.3 Lock Box Agent/Rent Collection Agent; ACH Payments. Landlord, from time to time, may designate a lock box collection agent or other person to collect Rent. In such event, Tenant’s payment of Rent to the lock box collection agent or other person is deemed to have been made (a) as of the date the lock box collection agent or other person receives Tenant’s payment (if the payment is not dishonored for any reason); or (b) if Tenant’s payment is dishonored for any reason, the date Landlord or Landlord’s agent collects the payment. Neither Tenant’s payment of any amount of Rent to the lock box collection agent or other person nor Landlord’s or Landlord’s agent’s collection of such amount if the payment is dishonored constitutes Landlord’s waiver of any default by Tenant in the performance of Tenant’s obligations under this Lease or Landlord’s waiver of any of Landlord’s rights or remedies under this Lease. If Tenant pays any amount to the lock box collection agent or other person other than the actual amount due Landlord, then Landlord’s or Landlord’s agent’s receipt or collection of such amount does not constitute an accord and satisfaction, Landlord is not prejudiced in collecting the proper amount due Landlord (or in pursuing any rights or remedies available under this Lease, at law or in equity as a result of Tenant’s failure to pay the full amount when due) and Landlord may retain the proceeds of any such payment, whether restrictively endorsed or otherwise, and apply the same toward amounts due and payable by Tenant under this Lease. Further, if mutually agreed upon by Landlord and Tenant, Tenant hereby agrees to pay Rent via electronic funds transfer payments (ACH payments) upon written direction and instructions from Landlord.

     9.4 Relocation of Tenant. Intentionally deleted.

ARTICLE 10. INSURANCE AND CERTAIN WAIVERS AND INDEMNIFICATIONS

     10.1 Tenant’s Insurance Obligations. Tenant, at all times during the Term and during any early occupancy period, at Tenant’s sole cost and expense, will maintain the insurance this Section 10.1 describes.

          10.1.1. Commercial general liability insurance (providing coverage at least as broad as the current ISO form) with respect to the Premises and Tenant’s activities in the Premises and upon and about the Property, on an “occurrence” basis, with single limit coverage of $5,000,000. Such insurance must include specific coverage provisions or endorsements (a) for broad form contractual liability insurance insuring Tenant’s obligations under this Lease; (b) naming Landlord and Property Manager as additional insureds; (c) providing Landlord with at least thirty (30) days prior notice of cancellation or non-renewal; (d) waiving the insurer’s subrogation rights against all Landlord Parties; and (e) providing that the insurer has a duty to defend all insureds under the policy (including additional insureds), and that defense costs are paid in addition to and do not deplete the policy limits. Tenant may provide such liability insurance under a blanket policy. Such insurance maintained by Tenant shall be primary coverage to the extent Tenant has agreed to indemnify, save harmless and/or release Landlord and Landlord Parties, or any one or more of them, from liability for such claim or liability pursuant to any other provision of this Lease, and as to such claim or liability, any insurance maintained by Landlord shall be excess coverage and non-contributory.

          10.1.2. Property insurance on Tenant’s trade fixtures and other personal property within the Premises and business income insurance covering loss of income from Tenant’s business in the Premises, which insurance must include specific coverage provisions or endorsements waiving the insurer’s subrogation rights against all Landlord Parties.

          10.1.3. Such other insurance as may be required by any Laws from time to time which other insurance shall be consistent with buildings of similar quality in the South Johnson County submarket. If insurance obligations generally required of tenants in similar space in similar office buildings in the area in which the Premises is located increase or otherwise change, Landlord may correspondingly increase or otherwise change Tenant’s insurance obligations under this Lease.

          10.1.4. All of Tenant’s insurance will be written by companies rated at least A/VII by A.M. Best Insurance Service. Tenant will deliver a certificate of insurance using a standard ACORD form format, or equivalent certificate (which equivalent must be reasonably satisfactory to Landlord), (a) on or before the Commencement Date (and prior to any earlier occupancy by Tenant), (b) prior to the expiration of any current policy or certificate, and (c) at such other times as Landlord may reasonably request (such as a sale or refinancing of the project). If Landlord allows Tenant to provide evidence of insurance by certificate, Tenant will deliver an ACORD Form or equivalent certificate. Tenant’s property insurance must permit waiver of subrogation as provided in Section 10.3. Further, all of Tenant’s insurance must name the City, the trustee and such other parties as additional insureds and shall otherwise comply with the requirements under the IRBs.

          10.1.5. Notwithstanding any contrary language in this Lease and any notice and cure rights this Lease provides Tenant, if Tenant fails to provide Landlord with evidence of insurance as required under Section 10.1.4, Landlord may assume that Tenant is not maintaining the insurance Section 10.1 requires Tenant to maintain and Landlord may, but is not obligated to, without further demand upon Tenant or notice to Tenant and without giving Tenant any cure right or waiving or releasing Tenant from any obligation contained in this Lease, obtain such insurance for Landlord’s benefit. In such event, Tenant will pay to Landlord, as Additional Rent, all costs and expenses Landlord incurs obtaining such insurance. Landlord’s exercise of its rights under this section does not relieve Tenant from any default under this Lease.

          10.1.6. Landlord’s establishment of minimum insurance requirements is not a representation by Landlord that such limits are sufficient and does not limit Tenant’s liability under this Lease in any manner.

     10.2 Landlord’s Insurance Obligations. Landlord will (except for the optional coverages and endorsements Section 10.2.1 describes) at all times during the Term maintain the specific insurance this Section 10.2 describes. All premiums and other costs and expenses Landlord incurs in connection with maintaining its property insurance (including loss of rents) shall be included in Operating Expenses. Insurance maintained by Landlord which is not related to the Property shall not be included in Operating Expenses.

          10.2.1. Property insurance on the Building in an amount not less than the full insurable replacement cost of the Building with a deductible of no more than $100,000 insuring against loss or damage by fire and such other risks as are covered by the current ISO Special Form policy. Landlord, at its option, may obtain such additional coverages or endorsements as Landlord deems appropriate or necessary, including, without limitation, insurance covering foundation, grading, excavation and debris removal costs; business income and rent loss insurance; boiler and machinery insurance; ordinance or laws coverage; earthquake insurance; flood insurance; and other coverages. Landlord may maintain such insurance in whole or in part under blanket policies. Such insurance will not cover or be applicable to any personal property or trade fixtures of Tenant within the Premises or otherwise located at the Property or any other such property (including that of third parties) in Tenant’s care, custody or control at the Property.

          10.2.2. Commercial general liability insurance against claims for bodily injury, personal injury, and property damage occurring at the Property in such amounts as Landlord deems necessary or appropriate. Such liability insurance will protect Landlord and, at Landlord’s option, Landlord’s lender and some or all of the Landlord Parties, and does not replace or supplement the liability insurance this Lease obligates Tenant to carry. Further, Landlord may carry loss of rent insurance under such coverages reasonably determined by Landlord. Such insurance maintained by Landlord shall be primary coverage to the extent Landlord has agreed to indemnify, save harmless and/or release Tenant and Tenant Parties, or any one or more of them, from liability for such claim or liability pursuant to any other provision of this Lease, and as to such claim or liability, any insurance maintained by Tenant shall be excess coverage and non-contributory.

     10.3 Waivers and Releases of Claims and Subrogation by Tenant and Landlord.

          10.3.1. To the extent not prohibited by the Laws, Tenant, on behalf of Tenant and its insurers, waives, releases and discharges the Landlord Parties from all Claims arising out of damage to or destruction of the Premises, Property or Tenant’s trade fixtures, other personal property or business, and any loss of use or business interruption, regardless whether any such Claim results from the negligence or fault of any Landlord Party or otherwise, occasioned by any fire or other casualty or occurrence whatsoever (whether similar or dissimilar) but only to the extent of the insurance proceeds paid to Tenant, if Tenant maintains the required policies, or if Tenant fails to maintain the required policies, the insurance proceeds that would have been paid to Tenant if the required policies had been maintained, including, without limitation, (a) any existing or future condition, defect, matter or thing in the Premises or on the Property, (b) any equipment or appurtenance becoming out of repair, (c) any occurrence, act or omission of any Landlord Party, any other tenant or occupant of the Building or any other person (d) damage caused by the flooding of basements or other subsurface areas and (e) damage caused by refrigerators, sprinkling devices, air conditioning apparatus, water, snow, frost, steam, excessive heat or cold, falling plaster, broken glass, sewage, gas, odors, noise or the bursting or leaking of pipes or plumbing fixtures. The waiver this section describes applies regardless whether any such damage results from an act of God, an act or omission of other tenants or occupants of the Property or an act or omission of any other person and regardless whether insurance coverage against any such risks is obtainable. Tenant will look only to Tenant’s insurance coverage (regardless whether Tenant maintains any such coverage) in the event of any such Claim. Tenant’s trade fixtures, other personal property and all other property (including that of third parties) in Tenant’s care, custody or control, is located at the Property at Tenant’s sole risk. Landlord is not liable for any damage to such property or for any theft, misappropriation or loss of such property.

          10.3.2. To the extent not prohibited by the Laws, Landlord, on behalf of Landlord and its insurers, waives, releases and discharges the Tenant Parties from all Claims arising out of damage to or destruction of the Building, Property, other personal property or business, and any loss of use or rent interruption, regardless whether any such Claim results from the negligence or fault of any Tenant Party or otherwise, occasioned by any fire or other casualty or occurrence whatsoever (whether similar or dissimilar), including, without limitation, (a) any existing or future condition, defect, matter or thing in the Building or on the Property, (b) any equipment or appurtenance becoming out of repair, (c) any occurrence, act or omission of any Tenant Party, any other tenant or occupant of the Building or any other person (d) damage caused by the flooding of basements or other subsurface areas and (e) damage caused by refrigerators, sprinkling devices, air conditioning apparatus, water, snow, frost, steam, excessive heat or cold, falling plaster, broken glass, sewage, gas, odors, noise or the bursting or leaking of pipes or plumbing fixtures. The waiver this section describes applies regardless whether any such damage results from an act of God, an act or omission of other tenants or occupants of the Property or an act or omission of any other person and regardless whether insurance coverage against any such risks is obtainable. Landlord will look only to Landlord’s insurance coverage (regardless whether Landlord maintains any such coverage) in the event of any such Claim. Landlord’s personal property and all other property (including that of third parties) in Landlord’s care, custody or control, is located at the Property at Landlord’s sole risk. Tenant is not liable for any damage to such property or for any theft, misappropriation or loss of such property.

     10.4 Tenant’s Indemnification of Landlord. In addition to Tenant’s other indemnification obligations in this Lease but subject to Landlord’s agreements in Section 10.2, Tenant, to the fullest extent allowable under the Laws, releases and will indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Parties from and against all Claims made by third parties (but subject to the provisions contained in Section 10.3.1 and Section 10.3.2 above): (a) arising from any breach or default by Tenant in the performance of any of Tenant’s covenants or agreements in this Lease, (b) arising from any act, omission, negligence or misconduct of Tenant, (c) arising from any accident, injury, occurrence or damage in, about or to the Premises (unless caused by the gross negligence or willful misconduct of Landlord), (d) to the extent caused in whole or in part by Tenant, arising from any accident, injury, occurrence or damage in, about or to the Property, (e) arising from proceedings instituted by Tenant or by or against any person holding any interest in the Premises (other than Landlord) by, under or through Tenant, to which any Landlord party becomes or is made a Party to the proceeding, (f) arising from the foreclosure of any lien for labor or material furnished to or for Tenant or such other person or (g) otherwise arising out of or resulting from any act or omission of Tenant.

     10.5 Landlord’s Indemnification of Tenant. In addition to Landlord’s other indemnification obligations in this Lease, Landlord, to the fullest extent allowable under the Laws, releases and will indemnify, protect, defend (with counsel reasonably acceptable to Tenant) and hold harmless the Tenant Parties from and against all Claims made by third parties (but subject to the provisions contained in Section 10.3.1 and Section 10.3.2 above): (a) arising from any breach or default by Landlord in the performance of any of Landlord’s covenants or agreements in this Lease, (b) arising from any act, omission, negligence or misconduct of Landlord, (c) arising from any accident, injury, occurrence or damage in, about or to the Property other than the Premises (unless caused by the negligence or willful misconduct of Tenant), (d) to the extent caused in whole or in part by Landlord, arising from any accident, injury, occurrence or damage in, about or to the Property, (e) arising from proceedings instituted by Landlord or by or against any person holding any interest in the Property (other than Tenant) by, under or through Landlord, to which any Tenant party becomes or is made a Party to the proceeding, (f) arising from the foreclosure of any lien for labor or material furnished to or for Landlord or such other person or (g) otherwise arising out of or resulting from any act or omission of Landlord.

ARTICLE 11. DAMAGE OR DESTRUCTION

     11.1 Tenantable Within 270 Days. Except as provided in Section 11.3, if fire or other casualty renders the whole or any material part of the Premises untenantable and Landlord’s engineer (which may be Opus A&E) determines (in its reasonable discretion) that it can make the Premises tenantable within 270 days after the date of the casualty, then Landlord will notify Tenant that Landlord will within the 270 day period (subject to the extension of such time period under Section 18.17) repair and restore the Building and the Premises to as near their condition prior to the casualty as is reasonably possible. Landlord will provide the notice within thirty (30) days after the date of the casualty. In such case, this Lease remains in full force and effect, but Basic Rent and Tenant’s Share of Excess Expenses for the period during which the Premises are untenantable abate pro rata (based upon the rentable area of the untenantable portion of the Premises as compared with the rentable area of the entire Premises or the entire Premises if the entire Premises are untenantable because of such casualty). Notwithstanding the foregoing, if Landlord fails to substantially complete the repairs or restoration within the two hundred seventy (270) day period (extended by delays caused by Force Majeure or Tenant Delays, not to exceed an additional ninety (90) days), then Tenant may terminate this Lease with written notice given to Landlord any time prior to such substantial completion.

     11.2 Not Tenantable Within 270 Days. If fire or other casualty renders the whole or any material part of the Premises untenantable and Landlord’s engineer (which may be Opus A&E) determines (in its reasonable discretion) that it cannot make the Premises tenantable within 270 days after the date of the casualty, then Landlord will so notify Tenant within thirty (30) days after the date of the casualty and may, in such notice, terminate this Lease effective on the date of Landlord’s notice. If Landlord does not terminate this Lease as provided in this section, Tenant may terminate this Lease by notifying Landlord within thirty (30) days after the date of Landlord’s notice, which termination will be effective thirty (30) days after the date of Tenant’s notice.

     11.3 Building Substantially Damaged. Notwithstanding the terms and conditions of Section 11.1, if the Building is damaged or destroyed by fire or other casualty (regardless whether the Premises is affected) and either (a) fewer than eighteen (18) months remain in the Term (if Landlord cannot make the Building tenantable within 180 days after the date of the casualty), or (b) fewer than one (1) year remains in the Term, then, regardless whether Landlord’s engineer (which may be Opus A&E) determines (in its reasonable discretion) that it can make the Building tenantable within 180 days after the date of the casualty, then Landlord or Tenant, at either party’s option, by notifying the other party within thirty (30) days after the casualty (or after the determination by Landlord’s engineer at to subsection (i) of this Section 11.3), may terminate this Lease effective on the date of such party’s notice.

     11.4 Insufficient Proceeds. Intentionally deleted.

     11.5 Landlord’s Repair Obligations. If this Lease is not terminated under Sections 11.2 through 11.4 following a fire or other casualty, then Landlord will repair and restore the Premises and the Building to as near their condition prior to the fire or other casualty as is reasonably possible (including all Landlord’s Improvements and all Tenant’s Improvements) with all commercially reasonable diligence and speed (subject to delays caused by Tenant Delay or Force Majeure) and Basic Rent and Tenant’s Share of Excess Expenses for the period during which the Premises are untenantable will abate pro rata (based upon the rentable area of the untenantable portion of the Premises as compared with the rentable area of the entire Premises). In no event is Landlord obligated to repair or restore any special equipment or improvements installed by Tenant (exclusive of Tenant’s Improvements), or any personal or other property of Tenant. Landlord will, if necessary, equitably adjust Tenant’s Share of Excess Expenses Percentage to account for any reduction in the rentable area of the Premises or Building resulting from a casualty.

     11.6 Rent Apportionment Upon Termination. If either Landlord or Tenant terminates this Lease under this Article 11, Landlord will apportion Basic Rent and Tenant’s Share of Excess Expenses on a per diem basis and Tenant will pay the Basic Rent and Tenant’s Share of Excess Expenses to (a) the date of the fire or other casualty if the event renders the Premises completely untenantable or (b) if the event does not render the Premises completely untenantable, the effective date of such termination (provided that if a portion of the Premises is rendered untenantable, but the remaining portion is tenantable, then Tenant’s obligation to pay Basic Rent and Tenant’s Share of Excess Expenses abates pro rata [based upon the rentable area of the untenantable portion of the Premises divided by the rentable area of the entire Premises] from the date of the casualty and within 30 days of notice of the amount due Tenant will pay the unabated portion of the Rent to the date of such termination).

     11.7 Exclusive Casualty Remedy. The provisions of this Article 11 are Tenant’s sole and exclusive rights and remedies in the event of a casualty. To the extent permitted by the Laws, Tenant waives the benefits of any Law that provides Tenant any abatement or termination rights (by virtue of a casualty) not specifically described in this Article 11.

ARTICLE 12. EMINENT DOMAIN

     12.1 Termination of Lease. If a condemning authority (the “Condemning Authority”) desires to affect a Taking of all or any material part of the Property, Landlord will notify Tenant and Landlord and Tenant will reasonably determine whether the Taking will render the Premises unsuitable for Tenant’s intended purposes. If Landlord and Tenant conclude that the Taking will render the Premises unsuitable for Tenant’s intended purposes, Landlord and Tenant will document such determination and this Lease will terminate as of the date the Condemning Authority takes possession of the portion of the Property taken. Tenant will pay Rent to the date of termination. If a Condemning Authority takes all or any material part of the Building, then Landlord or Tenant may, at either party’s option, by notifying the other party prior to the date the Condemning Authority takes possession of the portion of the Property taken, may terminate this Lease effective on the date the Condemning Authority takes possession of the portion of the Property taken. Further, if a Taking reduces the value of the Property by fifty percent (50%) or more (as reasonably determined by Landlord) during the last two (2) years of the Lease Term, then either party, at its option, may terminate this Lease effective on the date the Condemning Authority takes possession of the portion of the Property taken.

     12.2 Landlord’s Repair Obligations. If this Lease does not terminate with respect to the entire Premises under Section 12.1 and the Taking includes a portion of the Premises, this Lease automatically terminates as to the portion of the Premises taken as of the date the Condemning Authority takes possession of the portion taken and Landlord will, at its sole cost and expense, restore the remaining portion of the Premises to a complete architectural unit with all commercially reasonable diligence and speed and will reduce the Basic Rent for the period after the date the Condemning Authority takes possession of the portion of the Premises taken to a sum equal to the product of the Basic Rent provided for in this Lease multiplied by a fraction, the numerator of which is the rentable area of the Premises after the Taking and after Landlord restores the Premises to a complete architectural unit, and the denominator of which is the rentable area of the Premises prior to the Taking. Landlord will also equitably adjust Tenant’s Share of Excess Expenses Percentage for the same period to account for the reduction in the rentable area of the Premises or the Building resulting from the Taking. Tenant’s obligation to pay Basic Rent and Tenant’s Share of Excess Expenses will abate on a proportionate basis with respect to that portion of the Premises remaining after the Taking that Tenant is unable to use during Landlord’s restoration for the period of time that Tenant is unable to use such portion of the Premises.

     12.3 Tenant’s Participation. Landlord is entitled to receive and keep all damages, awards or payments resulting from or paid on account of a Taking. Accordingly, Tenant waives and assigns to Landlord any interest of Tenant in any such damages, awards or payments except for a separate award as set forth below. Tenant may prove in any condemnation proceedings and may receive any separate award for damages to or condemnation of Tenant’s movable trade fixtures and equipment and for moving expenses; provided however, that Tenant has no right to receive any award for its interest in this Lease or for loss of leasehold.

     12.4 Exclusive Taking Remedy. The provisions of this Article 12 are Tenant’s sole and exclusive rights and remedies in the event of a Taking. To the extent permitted by the Laws, Tenant waives the benefits of any Law that provides Tenant any abatement or termination rights or any right to receive any payment or award (by virtue of a Taking) not specifically described in this Article 12.

ARTICLE 13. RIGHT TO ASSIGN AND SUBLEASE

     13.1 Permitted Transfers. So long as no uncured Event of Default exists and so long as Tenant and Guarantor remain fully liable under the Lease and the Lease Guaranty, Tenant may cause a Transfer at any time upon receipt of Landlord’s consent, which consent shall not be unreasonably withheld or delayed. Landlord must respond to Tenant’s request within ten (10) days after receipt of such request by Tenant for a Transfer to any transferee who is comparable in quality to those in other buildings of similar class and quality in the South Johnson County submarket of Olathe and who will use the Premises in a manner generally comparable to the use of comparable space in the South Johnson County submarket. Tenant hereby agrees to pay all out-of-pocket fees, costs and expenses of Landlord, including reasonable attorney fees, in connection with any proposed Transfer to a Proposed Transferee (regardless of whether Landlord consents to the Transfer, which consent shall not be unreasonably withheld or delayed).

     In the event of an approved Transfer, Tenant shall be entitled to retain all of the Profits actually received by Tenant pursuant to such approved assignment or sublease (but only to the extent Tenant remains current on all of its monetary obligations under this Lease and Tenant is not otherwise in default hereunder).

     Tenant may Transfer the Lease at any time, without receipt of Landlord’s consent, to any Related Assignee, so long as such Transfer is not entered into as a subterfuge to avoid the obligations and restrictions of the Lease and so long as Tenant and Guarantor remain fully liable for all obligations under the Lease and the Lease Guaranty.

     The parties hereto acknowledge and agree that Landlord shall not have the right to recapture the Premises, or any part thereof, or to terminate this Lease, in the event of any Transfer or proposed Transfer. Notwithstanding the above, in the event Tenant requests a Transfer within the last twenty-four (24) months of the Term (or any extension thereof), then Landlord may recapture the Premises and terminate the Lease, effective as of the date of the proposed Transfer; provided such recapture right shall not apply to a Transfer to a Related Assignee.

ARTICLE 14. DEFAULTS; REMEDIES

     14.1 Events of Default. The occurrence of any of the following constitutes an “Event of Default” by Tenant under this Lease:

          14.1.1. Tenant fails to pay Basic Rent, any monthly installment of Tenant’s Share of Excess Expenses or any other Additional Rent amount as and when due and such failure continues for ten (10) days after Landlord notifies Tenant of Tenant’s failure to pay Rent when due.

          14.1.2. Tenant breaches or fails to perform any of Tenant’s non-monetary obligations under this Lease and the breach or failure continues for a period of thirty (30) days after Landlord notifies Tenant of Tenant’s breach or failure; provided that if Tenant cannot reasonably cure its breach or failure within a thirty (30) day period, Tenant’s breach or failure is not an Event of Default if Tenant commences to cure its breach or failure within the thirty (30) day period and thereafter diligently pursues the cure and effects the cure within a period of time that does not exceed ninety (90) days after the expiration of the thirty (30) day period.

          14.1.3. The existence of any material misrepresentation or omission in any financial statements, correspondence or other information provided to Landlord by or on behalf of Tenant or any Guarantor in connection with (a) Landlord’s evaluation of Tenant as a prospective tenant at the Property; (b) any proposed or attempted Transfer; or (c) any consent or approval Tenant requests under this Lease.

          14.1.4. Guarantor’s default under the Lease Guaranty (beyond any applicable notice and grace periods set forth in such Lease Guaranty) securing all or any part of Tenant’s obligations under this Lease.

          14.1.5. (a) Tenant makes a general assignment or general arrangement for the benefit of creditors; (b) a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by Tenant that is not dismissed within sixty (60) days; (c) a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed against Tenant and is not dismissed within sixty (60) days; (d) a trustee or receiver is appointed to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease and possession is not restored to Tenant within sixty (60) days; or (e) substantially all of Tenant’s assets, substantially all of Tenant’s assets located at the Premises or Tenant’s interest in this Lease is subjected to attachment, execution or other judicial seizure not discharged within sixty (60) days. If a court of competent jurisdiction determines that any act described in this section does not constitute an Event of Default, and the court appoints a trustee to take possession of the Premises (or if Tenant remains a debtor in possession of the Premises) and such trustee or Tenant Transfers Tenant’s interest hereunder, then Landlord is entitled to receive, as Additional Rent, the amount by which the Rent (or any other consideration) paid in connection with the Transfer exceeds the Rent otherwise payable by Tenant under this Lease.

     14.2 Remedies. Upon the occurrence of any Event of Default, Landlord, at any time and from time to time, and without preventing Landlord from exercising any other right or remedy, may exercise any one or more of the following remedies:

          14.2.1. Terminate Tenant’s right to possess the Premises by any lawful means with or without terminating this Lease, in which event Tenant will immediately surrender possession of the Premises to Landlord. Unless Landlord specifically states that it is terminating this Lease, Landlord’s termination of Tenant’s right to possess the Premises is not to be construed as an election by Landlord to terminate this Lease or Tenant’s obligations and liabilities under this Lease. In such event, this Lease continues in full force and effect (except for Tenant’s right to possess the Premises) and Tenant continues to be obligated for and must pay all Rent as and when due under this Lease. If Landlord terminates Tenant’s right to possess the Premises, Landlord is not obligated to but may re-enter the Premises and remove all persons and property from the Premises. Landlord may store any property Landlord removes from the Premises in a public warehouse or elsewhere at the cost and for the account of Tenant. Upon such re-entry, Landlord is not obligated to but may relet all or any part of the Premises to a third party or parties for Tenant’s account. Tenant is immediately liable to Landlord for all Re-entry Costs and must pay Landlord the same within thirty (30) days after Landlord’s notice to Tenant. Landlord may relet the Premises for a period shorter or longer than the remaining Term. If Landlord relets all or any part of the Premises, Tenant will continue to pay Rent when due under this Lease and Landlord will refund to Tenant the Net Rent Landlord actually receives from the reletting up to a maximum amount equal to the Rent Tenant paid that came due after Landlord’s reletting. If the Net Rent Landlord actually receives from reletting exceeds such Rent, Landlord will apply the excess sum to future Rent due under this Lease. Landlord may retain any surplus Net Rent remaining at the expiration of the Term. Notwithstanding the above, Landlord shall use commercially reasonable efforts to mitigate damages hereunder to the extent required under applicable Laws.

          14.2.2. Terminate this Lease effective on the date Landlord specifies in its termination notice to Tenant. Upon termination, Tenant will immediately surrender possession of the Premises to Landlord. If Landlord terminates this Lease, Landlord may recover from Tenant and Tenant will pay to Landlord on demand all damages Landlord incurs by reason of Tenant’s default, including, without limitation, (a) all Rent due and payable under this Lease as of the effective date of the termination; (b) any Re-entry Costs, and (c) an amount equal to the amount by which the present worth, as of the effective date of the termination, of the Basic Rent for the balance of the Term remaining after the effective date of the termination (assuming no termination) exceeds the present worth, as of the effective date of the termination, of a fair market Basic Rent for the Premises for the same period (as Landlord reasonably determines the fair market Basic Rent), (c) Tenant’s Share of Excess Expenses to the extent Landlord is not otherwise reimbursed for such Expenses in accordance with Section 1.6 and (d) any other damages by Tenant to Landlord to the extent recoverable under applicable Laws. For purposes of this section, Landlord will compute present worth by utilizing a discount rate of five percent (5%) per annum. In no event shall Landlord be entitled to accelerate rent or seek liquidated damages except as provided in this Section 14.2.2.

          14.2.3. Perform the obligation on Tenant’s behalf without waiving Landlord’s rights under this Lease, at law or in equity and without releasing Tenant from any obligation under this Lease. Tenant will pay to Landlord, as Additional Rent, all sums Landlord pays and obligations Landlord incurs on Tenant’s behalf under this section.

          14.2.4. Any other right or remedy available to Landlord under this Lease, at law or in equity; provided however that Landlord shall have no rights to accelerate rent except as set forth in Section 14.2.2 above.

     14.3 Costs. Tenant will reimburse and compensate Landlord on demand and as Additional Rent for any reasonable, actual costs and expenses Landlord incurs in connection with, resulting from or related to an Event of Default, regardless whether suit is commenced or judgment is entered. Such costs includes all reasonable legal fees, costs and expenses (including paralegal fees and other professional fees and expenses) Landlord incurs investigating, negotiating, settling or enforcing any of Landlord’s rights or remedies or otherwise protecting Landlord’s interests under this Lease. In addition to the foregoing, Landlord is entitled to reimbursement of all of Landlord’s reasonable fees, expenses and damages, including, but not limited to, reasonable attorneys’ fees and paralegal and other professional fees and expenses, Landlord incurs in connection with protecting its interests in any bankruptcy or insolvency proceeding involving Tenant, including, without limitation, any proceeding under any chapter of the Bankruptcy Code; by exercising and advocating rights under Section 365 of the Bankruptcy Code; by proposing a plan of reorganization and objecting to competing plans; and by filing motions for relief from stay. Such fees and expenses are payable on demand, or, in any event, upon assumption or rejection of this Lease in bankruptcy.

     14.4 Waiver and Release by Tenant. Tenant waives and releases all Claims Tenant may have resulting from Landlord’s re-entry and taking possession of the Premises by any lawful means and removing and storing Tenant’s property as permitted under this Lease, regardless whether this Lease is terminated, and, to the fullest extent allowable under the Laws, Tenant releases and will indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold harmless the Landlord Parties from and against any and all Claims occasioned by Landlord’s lawful re-entry of the Premises and disposition of Tenant’s property. No such reentry is to be considered or construed as a forcible entry by Landlord.

     14.5 No Waiver. Except as specifically set forth in this Lease, no failure by Landlord or Tenant to insist upon the other party’s performance of any of the terms of this Lease or to exercise any right or remedy upon a breach thereof, constitutes a waiver of any such breach or of any breach or default by the other party in its performance of its obligations under this Lease. No acceptance by Landlord of full or partial Rent from Tenant or any third party during the continuance of any breach or default by Tenant of Tenant’s performance of its obligations under this Lease constitutes Landlord’s waiver of any such breach or default. Except as specifically set forth in this Lease, none of the terms of this Lease to be kept, observed or performed by a party to this Lease, and no breach thereof, are waived, altered or modified except by a written instrument executed by the other party. One or more waivers by a party to this Lease is not to be construed as a waiver of a subsequent breach of the same covenant, term or condition. No statement on a payment check from a party to this Lease or in a letter accompanying a payment check is binding on the other party. The party receiving the check, with or without notice to the other party, may negotiate such check without being bound to the conditions of any such statement.

     14.6 Landlord Default. Landlord shall provide to Tenant, immediately upon receipt, any notice of default under the Prime Lease. If Landlord shall fail to perform any covenant, term or condition of this Lease or the Prime Lease upon Landlord’s part to be performed, and such failure is not corrected within thirty (30) days of written notice thereof (except in the case of (i) an emergency where the default is of such a nature (such as roof damage) where the 30-day notice period is not commercially reasonable in light of the anticipated damages, in which event Tenant, after 24 hours notice, may make temporary, emergency repairs to minimize damage until Landlord has a reasonable opportunity to respond to Tenant’s repair request, or (ii) in the case of a default under the Prime Lease, where a shorter cure period, if any, is provided, but subject to any notice and cure periods) provided that if Landlord cannot reasonably cure its breach or failure within a thirty (30) day period, Landlord’s breach or failure is not an Event of Default if Landlord commences to cure its breach or failure within the thirty (30) day period and thereafter diligently pursues the cure and effects the cure within a period of time that does not exceed ninety (90) days after the expiration of the thirty (30) day period, subject to Force Majeure, then Tenant may pursue one of the following remedies: (i) bring a suit for specific performance; or (ii) perform any such covenant, term or condition and set off such amounts against Rent which shall not exceed 50% of Rent due in any month (which right of set off shall only apply if Landlord fails to pay Tenant’s costs in connection with such self-performance within thirty (30) days of invoicing); provided, prior to such self-performance and offset right, (x) Tenant provides Landlord with an additional thirty (30) days written notice and opportunity to cure (except for emergencies as provided above) and (y) such right of self-performance shall be limited to items that materially and adversely affect Tenant’s ability to perform its obligations under this Lease, such as Landlord’s failure to perform roof repairs which affect’s Tenant ability to operate its business. The costs of Tenant to self-perform hereunder are limited to its reasonable actual, out-of-pocket expenses related thereto. Notwithstanding anything to the contrary herein, Tenant shall not have any right to sue Landlord for any consequential, punitive or incidental damages (including, without limitation, claims for lost profits and/or lost business opportunity).

ARTICLE 15. CREDITORS; ESTOPPEL CERTIFICATES

     15.1 Subordination. This Lease, all rights of Tenant in this Lease, and all interest or estate of Tenant in the Property, is subject and subordinate to the lien of any Mortgage and the terms and provisions of the Prime Lease. Tenant, on Landlord’s demand, will execute and deliver to Landlord or to any other person Landlord designates any instruments, releases or other documents reasonably required to confirm the self-effectuating subordination of this Lease as provided in this section to the lien of any Mortgage. The subordination to any Mortgage provided for in this section and to the Prime Lease is expressly conditioned upon the mortgagee’s agreement that as long as no monetary or material non-monetary Event of Default exists, the holder of the Mortgage will not disturb Tenant’s rights under this Lease. Landlord will use commercially reasonable efforts to obtain a similar attornment from the City. The lien of any existing or future Mortgage will not cover Tenant’s moveable trade fixtures or other personal property of Tenant located in or on the Premises. The subordination described above is conditioned upon delivery by Landlord to Tenant of a subordination, non-disturbance and attornment agreement from any holder of a Mortgage in substantially the same form as EXHIBIT “K”, which is subject to approval by the holder of such Mortgage.

     15.2 Attornment. If any holder of any Mortgage at a foreclosure sale or any other transferee acquires Landlord’s interest in this Lease, the Premises or the Property, Tenant will attorn to the transferee of or successor to Landlord’s interest in this Lease, the Premises or the Property (as the case may be) and recognize such transferee or successor as landlord under this Lease. Tenant waives the protection of any statute or rule of law that gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Premises upon the transfer of Landlord’s interest. Such transferee or successor shall acquire Landlord’s interest to the Property subject to the terms and conditions of this Lease, to the extent this Lease remains in full force and effect pursuant to the terms hereof.

     15.3 Mortgagee Protection Clause. Tenant will give the holder of any Mortgage, by certified mail and at the same time as Tenant notifies Landlord, a copy of any notice of default Tenant serves on Landlord, provided that Landlord or the holder of the Mortgage previously notified Tenant (by way of notice of assignment of rents and leases or otherwise) of the address of such holder and will accept cure by such holder within fifteen (15) days after the time period provided in the Lease.

     15.4 Estoppel Certificates.

Upon Landlord’s written request, Tenant will execute, acknowledge and deliver to Landlord a written statement in form satisfactory to Landlord certifying: (a) that this Lease (and all guaranties, if any) is unmodified and in full force and effect (or, if there have been any modifications, that the Lease is in full force and effect, as modified, and stating the modifications); (b) that this Lease has not been canceled or terminated; (c) the last date of payment of Rent and the time period covered by such payment; (d) whether to Tenant’s knowledge there are then existing any breaches or defaults by Landlord under this Lease known to Tenant, and, if so, specifying the same; (e) specifying to Tenant’s knowledge any existing claims or defenses in favor of Tenant against the enforcement of this Lease (or of any guaranties); and (f) such other factual statements as Landlord, any lender, prospective lender, investor or purchaser may request. Tenant will deliver the statement to Landlord within thirty (30) Business Days after Landlord’s request. Landlord may give any such statement by Tenant to any lender, prospective lender, investor or purchaser of all or any part of the Property and any such party may conclusively rely upon such statement as true and correct. Upon Tenant’s written request, Landlord will execute, acknowledge and deliver to Tenant written statements from Landlord and the City (but only to the extent it is required under the Prime Lease and the other IRB documents), in form reasonably satisfactory to Tenant certifying: (a) that this Lease (or, if the statement is from the City, the Prime Lease) is unmodified and in full force and effect (or, if there have been any modifications, that the Lease (or Prime Lease, as the case may be) is in full force and effect, as modified, and stating the modifications); (b) that this Lease (or the Prime Lease, as the case may be) has not been canceled or terminated; (c) the last date of payment of Rent and the time period covered by such payment; and (d) such other factual statements as Tenant may reasonably request.

ARTICLE 16. TERMINATION OF LEASE

     16.1 Surrender of Premises. Tenant will surrender the Premises to Landlord at the expiration or earlier termination of this Lease in good order, condition and repair, reasonable wear and tear, Tenant’s Improvements, permitted Alterations and damage by casualty or condemnation excepted, and will surrender all keys to the Premises to Property Manager or to Landlord at the place then fixed for Tenant’s payment of Basic Rent or as Landlord or Property Manager otherwise direct. Tenant will also inform Landlord of all combinations on locks, safes and vaults, if any, in the Premises or on the Property. If Tenant does not surrender the Premises in accordance with this section, Tenant releases and will indemnify, defend (with counsel reasonably acceptable to Landlord) protect and hold harmless Landlord from and against any Claims resulting from Tenant’s delay in so surrendering the Premises, including, without limitation, any Claim made by any succeeding occupant founded on such delay. Tenant will at such time remove all of its property from the Premises and, if Landlord so requires, all Alterations made by Tenant to the Premises (but only to the extent Landlord notified Tenant to remove such Alterations at the time Landlord approved the same, as more fully set forth herein). In no event shall Tenant be required to remove the initial Tenant’s Improvements at the expiration or earlier termination of the Lease. Further Tenant shall be entitled to remove, replace and substitute the following items from the Premises at any time during the term of this Lease: (i) all access and security systems and related gear and (ii) all other personal property of Tenant, including furniture, fixtures and equipment (collectively, the “Tenant Personalty”). Tenant will promptly repair any damage to the Premises caused by the removal of such Alterations and Tenant Personalty. All property of Tenant not removed on or before the last day of the Term (including the Tenant Personalty) is deemed abandoned.

     16.2 Holding Over. If Tenant possesses the Premises after the Term expires or is otherwise terminated without executing a new lease but with Landlord’s written consent, Tenant is deemed to be occupying the Premises as a tenant from month-to-month, subject to all provisions, conditions and obligations of this Lease applicable to a month-to-month tenancy and any other reasonable conditions of Landlord’s consent, except that Basic Rent will equal Tenant’s then current Rent for the Premises, and (b) either Landlord or Tenant may terminate the month-to-month tenancy at any time upon thirty (30) days prior written notice to the other party. If Tenant possesses the Premises after the Term expires or is otherwise terminated without executing a new lease and without Landlord’s written consent, Tenant is deemed to be occupying the Premises without claim of right (but subject to all terms and conditions of this Lease) and, in addition to Tenant’s liability for failing to surrender possession of the Premises as provided in Section 16.1, Tenant will pay Landlord Rent for each day of occupancy after expiration of the Term equal to 150% of Tenant’s then-existing Rent (on a daily basis) (the “Holdover Rental Amount”); provided, notwithstanding the above, in the event Tenant gives at least twelve (12) months prior written notice to Landlord of its intent to hold over; Tenant shall continue to pay Basic Rent and Additional Rent in the amount then due under the Lease and such Holdover Rental Amount shall not apply until the third (3rd) holdover month. Further, Tenant shall not be liable for consequential damages during the initial two (2) months of holdover in the event Tenant provides such twelve (12) months prior written notice as set forth above.

ARTICLE 17. ADDITIONAL PROVISIONS

     17.1 Initial Improvements.

          17.1.1. Landlord’s Improvements. Landlord will provide, at no cost to Tenant, the Landlord’s Improvements, which include both those listed on EXHIBIT “F” attached hereto and those listed on the Outline Plans and Specifications attached hereto as EXHIBIT “F-1”; provided Landlord shall not make any material changes to such outline specifications or floor plans without Tenant’s prior consent, which shall not be unreasonably withheld, conditioned or delayed and which consent shall be deemed approved if Tenant fails to respond to the same within two (2) business days (but Landlord shall be entitled to make non-material changes without Tenant’s consent). The Landlord’s Improvements will be designed by Landlord’s architect Opus Architects & Engineers, Inc. (“Opus A&E”). Landlord represents and warrants that, as of the date that the permit was issued for the Building shell based upon the final, approved development plan (as interpreted by the City of Olathe, Kansas in connection with its issuance of a certificate of occupancy), the Premises shall comply with all applicable Legal Requirements (as hereinafter defined) based upon such certificate of occupancy issued by the City of Olathe, Kansas, including, without limitation the Americans With Disabilities Act; provided such representation and warranty shall not apply to zoning ordinances and other Legal Requirements specific to Tenant’s use of the Premises and further such representation and warranty shall be subject to the limitation set forth in Section 17.1.11 below.

          17.1.2. Tenant’s Improvements. Landlord will cause to be constructed, at Tenant’s sole cost and expense, the Tenant’s Improvements, as set forth on EXHIBIT “H” attached hereto. Tenant’s Improvements will be preliminarily designed by Tenant’s architect (BE Collaborative Architects) and must be approved by Landlord and Opus A&E (as more fully set forth in Section 17.1.5 below). Tenant will pay all of Landlord’s direct and indirect costs of causing the Tenant’s Improvements to be installed by Landlord (except for any portion of the Tenant’s Improvements which will be performed by Tenant (as agreed to by Landlord) and any furniture, fixtures and equipment installed by Tenant), plus six percent (6%) of the sum of the actual cost of labor, materials and general conditions related to the Tenant’s Improvements performed by Landlord. Such costs of Landlord may include, without limitation, space planning costs, construction document preparation costs, design costs, construction drawing costs, general conditions, construction costs and all costs Landlord incurs in connection with obtaining permits for the Tenant’s Improvements. Other than any Tenant Personalty under Section 16.1, Tenant’s Improvements become the property of Landlord and a part of the Building immediately upon installation.

     Landlord hereby agrees to competitively bid all major subcontract work for the Tenant’s Improvements performed by Landlord hereunder and Tenant, through Tenant’s representative, will have the opportunity to approve all components of the aggregate costs for the Tenant’s Improvements, which consent shall not be unreasonably withheld or delayed and which consent shall be deemed approved if Tenant fails to respond to the same within two (2) business days.

     As to any Tenant’s Improvements performed by Landlord, Landlord shall not include any items solely as costs of Tenant’s Improvements if Landlord would otherwise be required to pay for exact same cost as part of its Landlord’s Improvements (such as a trailer, phone service and certain utilities costs), but instead shall equitably prorate the cost for the same between the Landlord’s Improvements and the Tenant’s Improvements.

          17.1.3. Improvement Allowance. Landlord will credit an amount, not to exceed the Improvement Allowance (which is $42.76 per rentable square foot of the initial Premises), against Tenant’s obligation to pay for the design and installation of the Tenant’s Improvements and for other costs reasonably determined by Tenant and associated with the Premises (including, without limitation moving costs and computer cabling). Landlord is not obligated to pay or incur any amounts that exceed the Improvement Allowance. If the cost of Tenant’s Improvements exceeds the Improvement Allowance, Tenant will pay the excess to Landlord in cash as Additional Rent. Tenant will also pay, as Additional Rent, all of Landlord’s actual out-of-pocket costs resulting from Tenant Delays. If Landlord reasonably estimates that the cost of the Tenant’s Improvements will exceed the Improvement Allowance, Tenant must pay the amount by which the cost of the Tenant’s Improvements exceeds the Improvement Allowance, which payment shall be invoiced by Landlord when the work related thereto is being performed by Landlord and shall be paid by Tenant within thirty (30) days after such invoicing by Landlord. In addition to such Improvement Allowance Landlord shall provide Tenant with an allowance for any mutually-agreed upon credits relating to lobby finish and Building scope changes.

          17.1.4. Property Manager/Site Superintendent. Contractor is the general contractor for all Tenant’s Improvements. In connection with installing Tenant’s Improvements, Contractor will utilize a Property manager and site superintendent, the fees of which are payable by Tenant on an hourly basis as a direct cost of the Tenant’s Improvements.

          17.1.5. Final Plans. On or before October 1, 2008, Tenant and its collaborating architect will provide Landlord and Opus A&E with the preliminary plans and specifications for the Tenant’s Improvements. Such plans and specifications must (a) be compatible with the Landlord’s Improvements described on EXHIBIT “F” and EXHIBIT “F-1” (b) show, in reasonable detail, the design and appearance of the finishing material Landlord will use in connection with installing Tenant’s Improvements; and (c) contain such other detail or description as may be necessary for Landlord to adequately define the scope of Tenant’s Improvements. Landlord will approve or disapprove the plans and specifications in writing within ten (10) Business Days after receiving the same (provided any delays in responding beyond such time period by Landlord shall not constitute a Tenant Delay hereunder). Once the preliminary plans and specifications are approved by the parties, Landlord and its architect Opus A&E shall prepare the final plants and specifications based upon such approved preliminary plans and specifications. The final plans and specifications mutually approved by Landlord and Tenant shall be referred to herein as the “Final Plans.” If Landlord and Tenant fail to mutually approve the Final Plans on or before October 23, 2008 (as a result of Tenant’s failure to timely comply with the terms of this Lease or due to any other Tenant Delay), then such delay is a Tenant Delay and will cause the Tenant’s Improvements to not be substantially completed by Landlord by December 1, 2008. As provided above, a delay in the completion of the Landlord’s Improvements and/or the Tenant’s Improvements will not delay the Commencement Date, which is fixed at December 1, 2008.

          17.1.6. Working Drawings and Specifications. Landlord will exercise commercially reasonable efforts to notify Tenant if Tenant orders long lead time items that will delay Substantial Completion of Tenant’s Improvements. Landlord will use commercially reasonable efforts to order materials within reasonable time to minimize such delays.

          17.1.7. Changes to Final Plans. Tenant will notify Landlord of any desired revisions to the Final Plans that Tenant has approved under Section 17.1.5 above. If Landlord approves the revisions, Landlord will revise the Final Plans accordingly and will notify Tenant of the additional cost of Tenant’s Improvements and the reasonable anticipated delay in completing the Tenant’s Improvements caused by such revisions. Tenant will approve or disapprove the increased cost and delay within five (5) days after Landlord notifies Tenant of the additional cost and delay. If Tenant fails to notify Landlord of its approval or disapproval of the additional cost and delay within the five (5) day period, Tenant is deemed to have disapproved the additional cost or delay. If Tenant disapproves the additional cost or delay, Tenant is deemed to have withdrawn its proposed revisions to the Final Plans.

          17.1.8. Tenant’s Representative. Tenant designates Eric Diethorn as Tenant’s representative to provide any notices or directions to Landlord regarding the Tenant’s Improvements. Tenant may change its designated representative in written notice to Landlord.

          17.1.9. Substantial Completion. Landlord will use best efforts to achieve Substantial Completion of Tenant’s Improvements on or before the Commencement Date, subject to Tenant Delays and delays caused by Force Majeure.

          17.1.10. Punch List. Within twenty (20) days after the Commencement Date, Landlord and Tenant will inspect the Premises and develop a Punch List. Landlord will complete (or repair, as the case may be) the items described on the Punch List with commercially reasonable diligence and speed, subject to delays caused by Tenant Delays and Force Majeure. Landlord will use commercially reasonable efforts to complete such Punch List items within thirty (30) days after creation of such Punch List but in no event more than 60 days after the creation of the Punch List (weather permitting and subject to Force Majeure and Tenant Delays). If Tenant refuses to inspect the Premises with Landlord within such 20-day period, Tenant is deemed to have accepted the Premises as delivered, subject to the Warranty Terms, as set forth in Section 17.1.10 below.

          17.1.11. Construction Warranty. Landlord warrants Tenant’s Improvements against defective workmanship and materials for a period of one (1) year after Substantial Completion. Landlord’s sole obligation under this warranty is to repair or replace, as necessary, any defective item if Tenant notifies Landlord of the defective item within such one year period. Landlord has no obligation to repair or replace any item after such one year period expires. Tenant must strictly comply with the Warranty Terms. THIS ARTICLE 17 PROVIDES TENANT WITH ITS SOLE AND EXCLUSIVE REMEDY FOR INCOMPLETE OR DEFECTIVE WORKMANSHIP OR MATERIALS OR OTHER DEFECTS IN THE PREMISES IN LIEU OF ANY CONTRACT, WARRANTY OR OTHER RIGHTS, WHETHER EXPRESSED OR IMPLIED, THAT MIGHT OTHERWISE BE AVAILABLE TO TENANT UNDER APPLICABLE LAW. ALL OTHER WARRANTIES ARE EXPRESSLY DISCLAIMED.

ARTICLE 18. MISCELLANEOUS PROVISIONS

     18.1 Notices. All Notices must be in writing and must be sent by personal delivery, United States registered or certified mail (postage prepaid) or by an independent overnight courier service, addressed to the addresses specified in the Basic Terms or at such other place as either party may designate to the other party by written notice given in accordance with this section. Notices given by mail are deemed effective three (3) Business Days after the party sending the Notice deposits the Notice with the United States Post Office. Notices delivered by courier are deemed effective on the next Business Day after the day the party delivering the Notice timely deposits the Notice with the courier for overnight (next day) delivery.

     18.2 Transfer of Landlord’s Interest. If Landlord Transfers any interest in the Premises for any reason other than collateral security purposes, the transferor is automatically relieved of all obligations on the part of Landlord accruing under this Lease from and after the date of the Transfer, provided that the transferee assumes all of Landlord’s obligations under the Lease and further provided that the transferor delivers to the transferee any funds the transferor holds in which Tenant has an interest (such as a security deposit). Except as specifically set forth in the first sentence of this Section, Landlord’s covenants and obligations in this Lease bind each successive Landlord only during and with respect to its respective period of ownership. However, notwithstanding any such Transfer, the transferor remains entitled to the benefits of Tenant’s indemnity and insurance obligations (and similar obligations) under this Lease with respect to matters arising or accruing during the transferor’s period of ownership. Landlord hereby agrees not to transfer Landlord’s interest in the Premises prior to Substantial Completion; other than: (i) in connection with the IRBs and (ii) to an affiliate of Landlord or to an entity which is owned or controlled by Landlord or an affiliate of Landlord, or to an entity in which members or officers of Landlord own or control.

     18.3 Successors. The covenants and agreements contained in this Lease bind and inure to the benefit of Landlord, its successors and assigns, bind Tenant and its successors and assigns and inure to the benefit of Tenant and its permitted successors and assigns.

     18.4 Captions and Interpretation. The captions of the articles and sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular includes the plural and the plural includes the singular.

     18.5 Relationship of Parties. This Lease does not create the relationship of principal and agent, or of partnership, joint venture, or of any association or relationship between Landlord and Tenant other than that of landlord and tenant.

     18.6 Entire Agreement; Amendment. The Basic Terms and all exhibits, addenda and schedules attached to this Lease are incorporated into this Lease as though fully set forth in this Lease and together with this Lease contain the entire agreement between the parties with respect to the improvement and leasing of the Premises. All prior and contemporaneous negotiations, including, without limitation, any letters of intent or other proposals and any drafts and related correspondence, are merged into and superseded by this Lease. No subsequent alteration, amendment, change or addition to this Lease (other than to the Building Rules) is binding on Landlord or Tenant unless it is in writing and signed by the party to be charged with performance.

     18.7 Severability. If any covenant, condition, provision, term or agreement of this Lease is, to any extent, held invalid or unenforceable, the remaining portion thereof and all other covenants, conditions, provisions, terms and agreements of this Lease, will not be affected by such holding, and will remain valid and in force to the fullest extent permitted by law.

     18.8 Landlord’s Limited Liability and Tenant’s Limited Liability. Tenant will look solely to Landlord’s interest in the Property and the rents, proceeds and income derived therefrom for recovering any judgment or collecting any obligation from Landlord or any other Landlord Party. Tenant agrees that neither Landlord nor any other Landlord Party will be personally liable for any judgment or deficiency decree.

     To the extent permitted by law, no partner, officer, director or employee of Tenant (the “Tenant Representatives”) shall have any personal liability for breach of any covenant or obligation of Tenant under the Lease, and no recourse shall be had or be enforced against the assets of said Tenant Representatives for any payment of any sums due to Landlord, or for enforcement of any other relief based upon any claim made by Landlord.

     18.9 Survival. All of Tenant’s and Landlord’s obligations under this Lease (together with interest on payment obligations at the Maximum Rate) accruing prior to expiration or other termination of this Lease survive the expiration or other termination of this Lease. Further, all of Tenant’s and Landlord’s release, indemnification, defense and hold harmless obligations under this Lease survive the expiration or other termination of this Lease, without limitation.

     18.10 Attorneys’ Fees. If either Landlord or Tenant commences any litigation or judicial action to determine or enforce any of the provisions of this Lease, the prevailing party in any such litigation or judicial action is entitled to recover all of its costs and expenses (including, but not limited to, reasonable attorneys’ fees, costs and expenditures) from the nonprevailing party.

     18.11 Brokers. Landlord and Tenant each represents and warrants to the other that it has not had any dealings with any realtors, brokers, finders or agents in connection with this Lease (except for the Landlord’s Broker and the Tenant’s Broker identified in the Basic Terms) and releases and will indemnify, defend and hold the other harmless from and against any Claim based on the failure or alleged failure to pay any realtors, brokers, finders or agents (other than the Landlord’s Broker and the Tenant’s Broker identified in the Basic Terms) and from any cost, expense or liability for any compensation, commission or changes claimed by any realtors, brokers, finders or agents (other than any brokers specified in the Basic Terms) claiming by, through or on behalf of it with respect to this Lease or the negotiation of this Lease. Landlord will pay the Landlord’s Broker and the Tenant’s Broker named in the Basic Terms in accordance with a separate agreement(s) between Landlord and such brokers.

     18.12 Governing Law. This Lease is governed by, and must be interpreted under, the internal laws of the state where the Premises are located. Any suit arising from or relating to this Lease must be brought in the county where the Premises are located or, if the suit is brought in federal court, in any federal court appropriate for suits arising in such county; Landlord and Tenant waive the right to bring suit elsewhere.

     18.13 Time is of the Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

     18.14 Joint and Several Liability. All parties signing this Lease as Tenant and any Guarantor(s) of this Lease are jointly and severally liable for performing all of Tenant’s obligations under this Lease.

     18.15 Waiver. Any claim that either party may have against the other (the “Defaulting Party”) for default in performance of any of the Defaulting Party’s obligations under this Lease is deemed waived unless the notifying party notifies the Defaulting Party of the default within thirty (30) days after the notifying party knew or should have known of the default.

     18.16 Tenant’s and Guarantor’s Organizational Documents; Tenant’s Authority; Landlord’s Authority. If Tenant or Guarantor, if any, is an entity, Tenant, within ten (10) days after Landlord’s written request, will deliver or cause to be delivered to Landlord any and all certificates of good standing from the state of formation of Tenant and Guarantor, if any, and, if different, the state where the Premises are located, confirming that Tenant and Guarantor, if any, is in good standing under the laws governing formation and qualification to transact business in such state(s). Tenant and each individual signing this Lease on behalf of Tenant represents and warrants that they are duly authorized to sign on behalf of and to bind Tenant and that this Lease is a duly authorized obligation of Tenant.

     18.17 Force Majeure. If Landlord is delayed or prevented from performing any act required in this Lease (excluding, however, the payment of money) by reason of Tenant Delay or Force Majeure, Landlord’s performance of such act is excused for the longer of the period of the delay or the period of delay caused by such Tenant Delay or Force Majeure and the period of the performance of any such act will be extended for a period equivalent to such longer period. If Tenant is delayed or prevented from performing any act required in this Lease (excluding, however, the payment of Rent or other sums due hereunder) by reason of Force Majeure or delays caused by Landlord, Tenant’s performance of such act is excused for the longer of the period of the delay or the period of delay caused by such Force Majeure or delays caused by Landlord and the period of the performance of any such act will be extended for a period equivalent to such longer period.

     18.18 Management. Property Manager is authorized to manage the Property. Landlord appointed Property Manager to act as Landlord’s agent for leasing, managing and operating the Property. The Property Manager then serving is authorized to accept service of process and to receive and give notices and demands on Landlord’s behalf.

     18.19 Financial Statements. Tenant will, prior to Tenant’s execution of this Lease and within ten (10) days after Landlord’s request at any time during the Term, deliver to Landlord complete, accurate and up to date financial statements with respect to Tenant and any Guarantor(s) or other parties obligated upon this Lease, which financial statements must be (a) prepared according to generally accepted accounting principals consistently applied, and (b) certified by an independent certified public accountant or by Tenant’s (or Guarantor’s, as the case may be) chief financial officer that the same are a true, complete and correct statement of Tenant’s (or Guarantor’s) financial condition as of the date of such financial statements.

     18.20 Quiet Enjoyment. Landlord covenants that so long as an Event of Default has not occurred Tenant will quietly hold, occupy and enjoy the Premises during the Term, subject to the terms and conditions of this Lease, free from molestation or hindrance by Landlord or any person claiming by, through or under Landlord.

     18.21 Signs. Landlord hereby acknowledges that Tenant, at Tenant’s sole cost and expense (provided Tenant shall be entitled to use its Improvement Allowance toward such cost) shall be permitted to install up to two (2) exterior building signs on the facades of the Building (but subject to the restrictions set forth below) in such locations on the Building as Tenant desires in such form and size as is legally permitted by the code requirements for the City and all private declarations, and subject to the reasonable approval of Landlord (as to design and location). Tenant shall be obligated to obtain any and all permits and approvals from the City (including any variances to add a second (2nd) exterior building side on the Building) and all approvals under any private declarations affecting the Property in connection with such signage and all costs of such signage shall be solely borne by Tenant. Notwithstanding the above, as long as Tenant leases and occupies at least 50% of the Building, then Tenant shall have the right to have one (1) exterior building sign on the façade of the Building. If Tenant leases and occupies more than 80% of the Building, then Tenant shall have the exclusive right to have up to two (2) exterior building signs on the façade of the Building (if more than one exterior building sign is permitted by the City at Tenant’s sole cost and expense). If Tenant leases and occupies 80% or less of the Building, then Tenant shall only be permitted to have one (1) exterior building sign on the façade of the Building and Landlord may permit another tenant or occupant to have the other exterior building sign on the façade of the Building (if permitted by the

City). This right shall be personal to Tenant and shall not be binding upon its successors and assigns. Further, Tenant shall have the right to utilize the existing ground-mounted exterior monument sign located near the Building’s main driveway entrance; provided Tenant’s lettering on such existing monument sign must comply with all City requirements and all private declarations. Tenant shall be obligated to obtain any and all permits and approvals from the City signage and all costs of such signage shall be solely borne by Tenant If any signage is lighted, then such signage must utilize LED light sources, as approved by Landlord. Lobby and interior signage shall be designed and installed at Tenant’s discretion and cost.

     18.22 No Recording. Tenant will not record a Memorandum of this Lease without Landlord’s prior written consent, which shall not be unreasonably withheld or delayed.

     18.23 Nondisclosure of Lease Terms. The terms and conditions of this Lease constitute proprietary information that Tenant and Landlord will use commercially reasonable efforts to keep confidential. Tenant’s disclosure of the terms and conditions of this Lease could adversely affect Landlord’s ability to negotiate other leases and impair Landlord’s relationship with other tenants. Accordingly, Tenant, without Landlord’s consent, will use commercially reasonable efforts not directly or indirectly disclose the terms and conditions of this Lease to any other tenant or prospective tenant of the Building or to any other person or entity other than Tenant’s employees and agents who have a legitimate need to know such information (and who will also keep the same in confidence). The parties shall use best efforts to coordinate and mutually approve any formal press releases related to this project and this Section 18.23 is subject to any disclosure requirements of this Lease, and the terms contained herein, in connection with the IRBs.

     18.24 Construction of Lease and Terms. The terms and provisions of this Lease represent the results of negotiations between Landlord and Tenant, each of which are sophisticated parties and each of which has been represented or been given the opportunity to be represented by counsel of its own choosing, and neither of which has acted under any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Lease must be interpreted and construed in accordance with their usual and customary meanings, and Landlord and Tenant each waive the application of any rule of law that ambiguous or conflicting terms or provisions contained in this Lease are to be interpreted or construed against the party who prepared the executed Lease or any earlier draft of the same. Landlord’s submission of this instrument to Tenant for examination or signature by Tenant does not constitute a reservation of or an option to lease and is not effective as a lease or otherwise until Landlord and Tenant both execute and deliver this Lease. The parties agree that, regardless of which party provided the initial form of this Lease, drafted or modified one or more provisions of this Lease, or compiled, printed or copied this Lease, this Lease is to be construed solely as an offer from Tenant to lease the Premises, executed by Tenant and provided to Landlord for acceptance on the terms set forth in this Lease, which acceptance and the existence of a binding agreement between Tenant and Landlord may then be evidenced only by Landlord’s execution of this Lease.

     18.25 Generator. Landlord hereby grants Tenant the right to install, maintain and replace from time to time a back-up generator power system (hereinafter each a “Generator”) in a location to be mutually agreed upon by Tenant and Landlord on a rent free basis, subject to the following: (a) applicable governmental laws and all private declarations; (b) the right of Landlord to supervise all installation; (c) compliance with the conditions of any bond or warranty maintained by Landlord on the Building; and (d) the Generator shall be screened if required by applicable Laws or documents of record. Tenant shall be responsible for the repair of any damage to any portion of the Building caused by Tenant’s installation, use or removal of Generator. The Generator shall remain the exclusive property of Tenant, and Tenant shall have the right to remove the Generator at any time during the term of the Lease so long as Tenant is not in default. Tenant shall protect, defend, indemnify and hold harmless Landlord from and against any and all claims, damages, liabilities, costs or expenses of every kind and nature (including without limitation reasonable attorneys’ fees) imposed upon or incurred by or asserted against Landlord arising out of Tenant’s installation, maintenance, use or removal of the Generator. Other than access by Landlord or its contractors pursuant to the terms of this Lease, or access by companies providing utilities to the Building, Landlord shall not grant third parties access or usage rights to the Generator. Upon request by Landlord, Tenant agrees to execute Landlord’s Standard Generator License, the form of which is attached hereto as EXHIBIT “J”.

     18.26 Rooftop Rights. It is understood that Tenant desires to use certain space on the roof (“Roof Space”) of the Building to install, operate and maintain antennas and/or satellite dishes and desires to connect such equipment to the Premises (collectively, “Roof Equipment”) for use in the Premises (but for no other use). Subject to the terms and conditions of this Section 18.26, Landlord hereby agrees to allow Tenant the non-exclusive right to use the Roof Space, during the Term for the installation, operation and maintenance of the Roof Equipment. Tenant shall be solely responsible for the installation of the Roof Equipment and shall, as a condition to installing and maintaining the Roof Equipment and at Tenant’s sole cost and expense, (i) submit plans and specifications depicting the size, location and manner of installation of the Roof Equipment for Landlord’s approval as provided herein, and (ii) secure all necessary consents and approvals from all applicable governmental authorities and pursuant to all private declarations to construct, operate and maintain the Roof Equipment. The Roof Equipment shall be installed subject to and in accordance with the conditions and limitations set forth in Article 8, as and to the extent applicable, which conditions and limitations are incorporated herein by reference and made a part hereof. The Roof Space shall be considered part of the Premises for purposes of Tenant’s maintenance, indemnity and insurance obligations under this Lease, including without limitation Article 8 of the Lease. All such equipment shall be constructed and maintained by Tenant in good repair and working condition, in accordance with Laws, and in compliance with the requirements of the insurers of the Building, and Tenant shall comply with any and all reasonable rules and regulations concerning the operation or maintenance of the Roof Equipment as Landlord may adopt from time to time. Tenant shall pay all taxes of any kind or nature whatsoever levied upon the Roof Equipment and all licensing fees, franchise taxes and other charges, expenses and other costs of any nature whatsoever relating to the construction, ownership, maintenance and operation of the Roof Equipment. Tenant shall supply all electrical power for the normal operation of the Roof Equipment, which utility supply shall be separately metered and paid for by Tenant unless no other tenants occupy any portion of the Building. In the event other tenants occupy any portion of the Building, then Tenant agrees, at its cost, to have such utility supply separately metered. The installation and operation of the Roof Equipment shall not interfere with the safety or operation of the Building, shall not cause any labor dispute, and shall not violate in any respect any provision or requirement of any warranty, bond or guaranty covering the roof or any other portion of the Building. Tenant shall ensure that the Roof Equipment shall not interfere with the operation of any other communications, electric or other equipment at the Building or the office park. Landlord will require that any other party seeking access to the roof of the Building to take commercially reasonable measures to avoid damage to or interference with the Roof Equipment (provided Tenant is then in compliance with the requirements of this Section 18.26). Landlord reserves the right to use or license other portions of the Building or the office park for any other purpose, communications or otherwise. Landlord reserves the right to reasonably designate, limit, restrict and control any service by third parties in or to the Building and the right to make repairs, alterations, additions or improvements, whether structural or otherwise, in and about the Building, or any part thereof outside of the Premises. The foregoing rights shall be exercisable without notice and without liability to Tenant and without effecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession, or giving rise to any claim for setoff or abatement of Tenant hereunder so long as the Premises is not rendered untenantable as a result thereof. Upon receipt, Tenant shall give to Landlord copies of any notices which Tenant receives from third parties that any of the Roof Equipment is or may be in violation of any Law. Tenant, upon termination of this Lease, vacation of the Premises, or the removal or alteration of the Roof Equipment for any reason, shall be responsible for the repair, painting, and/or replacement of the Building surface where the Roof Equipment is attached. Upon request by Landlord, Tenant agrees to execute Landlord’s standard communication license agreement.

     18.27 Title. To the best of Landlord’s knowledge, Landlord is unaware of any restrictions, easements, covenants, declarations or similar agreements which affect the Premises which are not disclosed on the title commitment delivered to Tenant by Landlord on or before the date hereof.

     18.28 Landlord’s Representations Regarding Legal Proceedings. Landlord represents and warrants that, to the best of its knowledge, as of the date hereof (a) there are no pending claims, causes of action, foreclosure proceedings, filings of involuntary or voluntary bankruptcy or insolvency petitions, appointments of receivers, assignments for the benefit of creditors, lawsuits, or judgments against the Property, which will adversely affect Landlord’s ability to perform its obligations hereunder.

[The remainder of this page is intentionally left blank]

     Landlord and Tenant each caused this Lease to be executed and delivered by its duly authorized representative to be effective as of the Effective Date.

LANDLORD:

CORPORATE RIDGE, L.L.C., a Delaware limited liability company

By:	/s/ David M. Harrison

Name:	David M. Harrison

Title:	V.P.

TENANT:

AMERICAN TELECONFERENCING SERVICES, LTD., d/b/a PREMIERE GLOBAL SERVICES

By:	/s/ Michael E. Havener

Name:	Michael E. Havener

Title:	Chief Financial Officer

EXHIBIT “A”
DEFINITIONS

     “Additional Rent” means any charge, fee or expense (other than Basic Rent) payable by Tenant under this Lease, however denoted.

     “Affiliate” means any person or entity that, directly or indirectly, controls, is controlled by or is under common control with Tenant. For purposes of this definition, “control” means possessing the power to direct or cause the direction of the management and policies of the entity by the ownership of a majority of the voting interests of the entity.

     “Alteration” means any change, alteration, addition or improvement to the Premises or Property.

     “Bankruptcy Code” means the United States Bankruptcy Code as the same now exists and as the same may be amended, including any and all rules and regulations issued pursuant to or in connection with the United States Bankruptcy Code now in force or in effect after the Effective Date.

     “Basic Rent” means the basic rent amounts specified in the Basic Terms.

     “Basic Terms” means the terms of this Lease identified as the “Basic Terms” before Article 1 of the Lease.

     “Building” means that certain office building of approximately 88,050 rentable square feet constructed on the Land.

     “Building Rules” means those certain rules attached to this Lease as EXHIBIT “E”, as the same may be amended from time to time in accordance with this Lease.

     “Business Days” means any day other than Saturday, Sunday or Holidays.

     “Business Hours” means Monday through Friday from 7:00 a.m. to 7:00 p.m., excluding Holidays.

     “Claims” means all claims, actions, demands, liabilities, damages, costs, penalties, forfeitures, losses or expenses, including, without limitation, reasonable attorneys’ fees and the costs and expenses of enforcing any indemnification, defense or hold harmless obligation under the Lease.

     “Commencement Date” means the commencement date specified in the Basic Terms, subject to Section 1.2.2 herein.

     “Commencement Date Memorandum” means the form of memorandum attached to the Lease as EXHIBIT “D.”

     “Contractor” means Opus Northwest Construction, L.L.C. or its Affiliates.

     “Event of Default” means the occurrence of any of the events specified in Section 14.1 of the Lease.

     “Excess Expenses” means the total amount of Property Taxes and Operating Expenses due and payable with respect to the Property during any calendar year of the Term minus the product obtained by multiplying the Expense Stop specified in the Basic Terms by the number of rentable square feet in the Building.

     “Expiration Date” means the expiration date specified in the Basic Terms, subject to Section 1.2.1 herein.

     “Force Majeure” means acts of God; strikes; lockouts; labor troubles (solely caused by Landlord’s actions); inability to procure materials; inclement weather; governmental laws or regulations; casualty; orders or directives of any legislative, administrative, or judicial body or any governmental department; inability to obtain any governmental licenses, permissions or authorities (despite commercially reasonable pursuit of such licenses, permissions or authorities); and other similar or dissimilar causes beyond Landlord’s reasonable control; provided Force Majeure shall not include site conditions (whether or not known to Landlord) or weather delays (other than as to the Site Facilities) after the Building has been fully enclosed during construction.

     “Guarantor” means the guarantor identified in the Lease, and any person or entity at any time providing a guaranty of all or any part of Tenant’s obligations under this Lease.

     “Hazardous Materials” means any of the following, in any amount: (a) any petroleum or petroleum product, asbestos in any form, urea formaldehyde and polychlorinated biphenyls; (b) any radioactive substance; (c) any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound; and (d) any chemicals, materials or substances, whether solid, liquid or gas, defined as or included in the definitions of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “solid waste,” or words of similar import in any federal, state or local statute, law, ordinance or regulation now existing or existing on or after the Effective Date as the same may be interpreted by government offices and agencies.

     “Hazardous Materials Laws” means any federal, state or local statutes, laws, ordinances or regulations now existing or existing after the Effective Date that control, classify, regulate, list or define Hazardous Materials or require remediation of Hazardous Materials contamination.

     “Holidays” means New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

     “Improvements” means the Landlord’s Improvements and the Tenant’s Improvements.

     “Improvement Allowance” means the allowance for the construction of Tenant’s Improvements in the amount of $42.76 per rentable square feet, as more fully set forth in the Lease.

     “IRBs” shall having the meaning set forth in the recital to this Lease.

     “Land” means that certain real property legally described on the attached EXHIBIT “B.”

     “Landlord” means only the owner or owners of the Property at the time in question.

     “Landlord Parties” means Landlord and Property Manager and their respective officers, directors, partners, shareholders, members and employees.

     “Landlord’s Improvements” means the Building and the Site Facilities, to the extent described on the outline specifications attached as EXHIBIT “F-1” and those additional improvements described on EXHIBIT “F” attached hereto.

     “Laws” means any law, regulation, rule, order, statute or ordinance of any governmental or private entity in effect on or after the Effective Date and applicable to the Property or the use or occupancy of the Property, including, without limitation, Hazardous Materials Laws.

     “Lease” means this Office Lease Agreement, as the same may be amended or modified after the Effective Date.

     “Maximum Rate” means interest at a rate equal to the lesser of (a) six percent (6%) above the Prime Rate (as published in the Wall Street Journal) per annum (not to exceed 18%); or (b) the maximum interest rate permitted by law.

     “Mortgage” means any mortgage, deed of trust, ground lease, “synthetic” lease, security interest or other security document of like nature that at any time may encumber all or any part of the Property and any replacements, renewals, amendments, modifications, extensions or refinancings thereof, and each advance (including future advances) made under any such instrument.

     “Net Rent” means all Rent (as defined below) that Landlord actually receives from any reletting of all or any part of the Premises, less any indebtedness from Tenant to Landlord other than Rent (which indebtedness is paid first to Landlord) and less the Re-entry Costs (which costs are paid second to Landlord).

     “Notices” means all notices, demands or requests that may be or are required to be given, demanded or requested by either party to the other as provided in the Lease.

     “Operating Expenses” means all expenses Landlord incurs in connection with maintaining, repairing and operating the Property, as determined by Landlord’s accountant in accordance with generally accepted accounting principles consistently followed, including, but not limited to, the following: insurance premiums (including loss of rents) on property insurance maintained by Landlord hereunder and deductible amounts under such property insurance policies of not more than $100,000.00 (which shall be amortized on a straight line basis for a period of five (5) years beginning in the calendar year in which such deductible was paid); assessments under any private declarations affecting the Property; maintenance and repair costs for the maintenance or repair of areas or items that are Landlord’s responsibility to maintain under the Lease; steam, electricity, water, sewer, gas and other utility charges; fuel; lighting; window washing; janitorial services; trash and rubbish removal; costs of maintaining drives, parking areas and any parking facilities or garages, wages payable to persons at the level of on-site manager and below whose duties are connected with maintaining and operating the Property (but only for the portion of such persons’ time allocable to the Property), which are paid in connection with such persons (allocated in a manner consistent with such persons’ wages); amounts paid to contractors or subcontractors for work or services performed in connection with maintaining and operating the Property; all costs of uniforms, supplies and materials used in connection with maintaining, repairing and operating the Property; all services, supplies, repairs, replacements or other expenses for maintaining and operating the Property; costs of complying with Laws enacted after the Commencement Date; reasonable management fees (not to exceed 4% of gross revenues generated at the Property); and such other expenses as may ordinarily be incurred in connection with maintaining and operating an office building similar to the Property. The term “Operating Expenses” does not include (i) cost of alterations, capital improvements, equipment replacement and other items which under generally acceptable accounting principles are properly classified as capital expenditures, including any rental payments under capital leases that, if purchased, would be classified as capital expenditures under generally acceptable accounting principles (provided, notwithstanding the foregoing, capital improvements for legal requirements for future compliance and capital improvements for cost-saving mechanisms may be passed through to Tenant so long as they are amortized over their reasonable life (as more fully set forth below); (ii) the cost of repairs, restoration or other work occasioned by fire, windstorm or other insurable casualty other than the amount of any deductible under any property insurance policy of not more than $100,000.00 (regardless whether the deductible is payable by Landlord in connection with a capital expenditure; provided such deductible shall be amortized on a straight line basis for a period of five (5) years beginning in the calendar year in which such deductible was paid); (iii) expenses Landlord incurs in connection with leasing or procuring tenants (including, without limitation, legal fees and disbursements, leasing commissions, advertising and promotional) or renovating space for new or existing tenants (including, without limitation, expenses incurred by Landlord to prepare, renovate, repaint, redecorate or perform any other work in any space leased to an existing tenant or prospective tenant of the Building (other than Tenant)); (iv) legal expenses including without limitation incident to Landlord’s enforcement of any lease, lease disputes, lease negotiation and in connection with any financing, sale or syndication of the Property; (v) interest or principal payments on any mortgage or other indebtedness of Landlord or any cost of financing or refinancing; (vi) leasing commissions; (vii) advertising or promotional expenses; (viii) any ground rent, additional rent, or other costs payable to the Prime Lease or any ground lease on the Property; (ix) overtime HVAC or electricity costs; (x) cost of any special service provided to a tenant or occupant of the Building which is not provided generally to all tenants of the Building (including Tenant); (xi) any cost representing an amount paid for services or materials to a related person, firm or entity to the extent such amount exceeds the amount that would be paid for such services or materials at the then-existing market rates to an unrelated person, firm or entity; (xii) allowance or expense for depreciation or amortization; (xiii) expenses incurred for the repair, maintenance or operation of any pay-parking garage, including but not limited to salaries and benefits of any attendants, electricity, insurance and taxes; (xiv) expenses for the replacement of any items covered and reimbursed under warranties, guaranties or service contracts (but only if paid after claim by Landlord); (xv) cost of any penalty or fine incurred by Landlord due to Landlord’s negligence in violating of any federal, state or local law or regulation and any interest or penalties due for late payment by Landlord of any Operating Expenses (unless caused by Tenant’s failure to timely pay its share of such Operating Expenses); (xvi) the cost of correcting defects in base building construction or Landlord’s Improvements (i.e. excluding normal maintenance and repair expenses) within the one (1) year warranty period pursuant to the Warranty Terms; (xvii) costs incurred which are reimbursed by tenants of the Building (including Tenant) or third parties (including insurance companies); (xviii) management fees in excess of 4% of gross revenues generated at the Property; (xix) wages, costs and salaries associated with home office or off-site employees of Landlord, including, without limitation, the salaries and other compensation of executive officers of the Landlord senior to the individual Building manager; (xx) Landlord’s general corporate overhead and administrative expenses except if it is solely connected to the Building; (xxi) costs incurred in connection with the removal or abatement of asbestos or other hazardous materials or substances from within, upon or beneath the Building unless caused by Tenant including, without limitation, costs incurred by Landlord under Section 5.5 of the Lease; (xxii) the operating expenses incurred by Landlord, if any, relative to retail stores, hotels and any specialty service in the Building; (xxiii) capital expenditures to modify the HVAC system to eliminate the need for CFCs or replacement of CFCs with a substitute coolant; (xxiv) cost of sculptures, paintings and other objects of art; (xxv) income, excess profits or franchise taxes or other such taxes imposed on or measured by the income of Landlord from the operation of the Building; (xxvi) cost of signs in or on the Building identifying the owner of the Building or other tenant’s signs; (xxvii) costs arising from Landlord’s charitable or political contributions; (xxviii) cost of repairs necessitated by Landlord’s gross negligence or willful misconduct, or of correcting any defects in the Building construction, materials, or equipment within the one (1) year warranty period under the Warranty Terms; (xxix) HVAC modifications and replacement obligations necessary to comply with any Clean Air Act requirements, including ASHRAE standards, for the following: maintenance, fresh air, chlorofluorocarbons and hydrochlorofluorocarbons; future compliance costs may be passed through to Tenant so long as they are amortized in over the useful life of the respective item; costs associated with the removal of substances considered to be detrimental to the environment or the health of occupants of the Building; (xxx) any charge for Landlord’s income tax, excess profit tax, franchise tax, or like tax on Landlord’s net income and tax penalties incurred as a result of Landlord’s gross negligence, inability or unwillingness to make payments and/or to file any income tax or informational returns when due (unless caused by Tenant); (xxxi) assessments and premiums which are not specifically charged to Tenant because of what Tenant has done, which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law and not included as operating expenses except in the year in which the assessment or premium installment is actually paid; provided, however, that if the prevailing practice of other comparable office buildings in the vicinity of the Building to pay such assessments or premiums on an earlier basis, such assessments or premiums shall be included in operating expenses as paid by Landlord; in no event, however, shall Landlord include any accrued interest (resulting from such assessments or premiums) in its computation of operating expenses; (xxxii) expenses, including rent, associated with maintaining a leasing or marketing office; (xxxiii) expenses in connection with repairs or other work associated by the exercise of the right of a Taking (but subject to the terms of the Lease); (xxxiv) expenses incurred by Landlord, if any, in connection with the operation, cleaning, repair, safety, management, security, maintenance or other services of any kind provided to any portions of the Building which are leased or designed to be used for retail, garage or storage purposes; (xxxv) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord; (xxxvi) bad debt loss, rent loss or reserves for bad debt or rent loss; and (xxxvii) operating or repair reserves established by Landlord. Notwithstanding the foregoing exclusions to Operating Expenses, if Landlord installs equipment in, or makes improvements or alterations to, the Property (i) to reduce energy, maintenance or other costs, (ii) to comply with any Laws which affect the Building or by any applicable governmental authority (including as set forth in Section 7.2.2) or (iii) to correct any defects after the one (1) year warranty period under the Warranty Terms, then Landlord may include such costs as Operating Expenses, including reasonable charges for interest paid on the investment and reasonable charges for depreciation of the investment so as to amortize the investment over the reasonable life of the equipment, improvement or alteration on a straight line basis, but not to exceed the annual savings arising from such improvement or alteration. Tenant shall have the ability to reasonably increase or decrease the scope of services provided by Landlord to Tenant under this Lease (after reasonable notice from Tenant to Landlord); provided the cost of all such services shall be included in “Operating Expenses” hereunder.

     “Premises” means that certain space situated in the Building shown and described in the Basic Terms.

     “Prime Lease” shall have the meaning set forth in the recital to this Lease.

     “Profits” means the gross revenue received from the assignee or sublessee during the sublease term or during the assignment, less: (i) the gross revenue paid to Landlord by Tenant during the period of the sublease term or during the assignment; (ii) the gross revenue paid to Landlord by Tenant for all days the portion of the premises in question was vacated from the date that Tenant first vacated that portion of the premises until the date the assignee or sublessee was to pay rent; (iii) any improvement allowance or other economic concession (planning allowance, moving expenses, etc.), paid by Tenant to sublessee or assignee; (iv) brokers’ commissions; (v) attorneys’ fees; (vi) lease takeover payments; (vii) costs of advertising the space for sublease or assignment; and (viii) unamortized cost of initial and subsequent improvements to the premises by Tenant.

     “Property” means, collectively, the Land, Building and all other improvements on the Land.

     “Property Manager” means the property manager specified in the Basic Terms or any other agent Landlord may appoint from time to time to manage the Property.

     “Property Taxes” means any general real property tax, improvement tax, assessment, special assessment, reassessment, commercial rental tax, tax, in lieu tax, levy, charge, penalty or similar imposition imposed by any authority having the direct or indirect power to tax, including but not limited to, (a) any city, county, state or federal entity, (b) any school, agricultural, lighting, drainage or other improvement or special assessment district, (c) any governmental agency, or (d) any private entity having the authority to assess the Property under any encumbrances affecting the Property. The term “Property Taxes” also includes any payments-in-lieu-of-taxes (i.e. PILOT payments) under the IRBs. The term “Property Taxes” further includes all charges or burdens of every kind and nature Landlord incurs in connection with using, occupying, owning, operating, leasing or possessing the Property, without particularizing by any known name and whether any of the foregoing are general, special, ordinary, extraordinary, foreseen or unforeseen; any tax or charge for fire protection, street lighting, streets, sidewalks, road maintenance, refuse, sewer, water or other services provided to the Property. The term “Property Taxes” does not include Landlord’s state or federal income, franchise, estate or inheritance taxes, income tax on rents or rentals (which shall not include a “rent tax”, if any), excess profits or revenue, gross receipts, sales or transaction taxes, excise tax, gift tax, gains tax, corporation tax, capital levy transfer, or other similar tax or charge that may be payable by or chargeable to Landlord under any present or future Law.

     “Punch List” means a list of Tenant’s Improvements items that were either (a) not properly completed by Contractor or (b) in need of repair, which list is prepared in accordance with Section 17.1.10.

     “Re-entry Costs” means all reasonable and customary costs and expenses Landlord incurs (a) maintaining or preserving the Premises after an Event of Default; (b) recovering possession of the Premises, removing persons and property from the Premises (including, without limitation, court costs and reasonable attorneys’ fees) and storing such property; (c) reletting the Premises; and (d) real estate commissions, advertising expenses and similar expenses paid or payable in connection with reletting all or any part of the Premises.

     “Related Assignee” means: (i) a parent, subsidiary, Affiliate or successor (by merger, consolidation or transfer of assets or otherwise), ) an entity which purchases substantially all of the interests in or assets of Tenant or an operating division, group, or department of Tenant, or which purchases the majority of Tenant’s business as conducted in the Premises, (iii) any Affiliate or successor entity of Tenant in connection with a public offering of stock of Tenant or with the “spin-off” of an operative division, group or department of Tenant (provided the resulting entity has at the same or greater net worth of Tenant at the time of such public offering or spin-off); (iv) recipient of a transfer any interest in Tenant including, without limitation, a majority or controlling interest in Tenant; (v) an entity or entities created by the division of Tenant into one or more separate corporations, partnerships, or other entities; and (vi) transferee in connection with the public offering of the stock of Tenant, any affiliated or successor entity of Tenant, or any entity created in connection with the “spin-off” of an operating division, group, or department of Tenant.

     “Rent” means, collectively, Basic Rent and Additional Rent.

     “Site Facilities” means the parking area, driveways, landscaped areas and ponds, if any, and other areas of the Property serving the Building, subject to cross-easements and all private declarations.

     “Substantial Completion” means the date a temporary Certificate of Occupancy is issued for the Premises for Landlord’s Improvements and Tenant’s Improvements.

     “Structural Alterations” means any Alterations involving the structural, mechanical, electrical, plumbing, fire/life safety or heating, ventilating and air conditioning systems of the Building.

     “Taking” means the exercise by a Condemning Authority of its power of eminent domain on all or any part of the Property, either by accepting a deed in lieu of condemnation or by any other manner.

     “Tenant” means the tenant identified in the Lease and such tenant’s permitted successors and assigns. In any provision relating to the conduct, acts or omissions of “Tenant,” the term “Tenant” includes the tenant identified in the Lease and such tenant’s representatives, agents, employees, contractors, successors, assigns.

     “Tenant Delay” means any delay caused by Tenant beyond dates otherwise provided for Tenant’s performance, including, without limitation, with respect to Tenant’s failure to timely prepare or approve a space plan for the Tenant’s Improvements, Tenant’s failure to timely prepare or approve the final plans and any delay from any revisions Tenant proposes to approved final plans and any delay caused by Tenant affecting Landlord’s performance of the Landlord’s Improvements and Tenant’s Improvements hereunder.

     “Tenant’s Improvements” means the improvements to the Premises described on the attached EXHIBIT “H.”

     “Tenant Parties” means Tenant, Guarantor and their affiliates and their respective officers, directors, partners, shareholders, members, invitees and employees.

     “Tenant’s Share of Excess Expenses” means the product obtained by multiplying the amount of Excess Expenses for the period in question by the Tenant’s Share of Excess Expenses Percentage.

     “Tenant’s Share of Excess Expenses Percentage” means the percentage specified in the Basic Terms, as such percentage may be adjusted in accordance with the terms and conditions of this Lease.

     “Term” means the initial term of this Lease specified in the Basic Terms and, if applicable, any renewal term then in effect.

     “Transfer” means an assignment, mortgage, pledge, transfer, sublease, license, or other encumbrance or conveyance (voluntarily, by operation of law or otherwise) of this Lease or the Premises or any interest in this Lease or the Premises. Transfer shall expressly not include i) any transfer of publicly traded securities, ii) any transfer of interests in Guarantor, iii) any assignment, mortgage, pledge, transfer or other encumbering or disposal (voluntarily, by operation of law or otherwise) of any ownership interest in Tenant.

     “Warranty Terms” means, collectively, the punch list and construction warranty provisions of Section 17.1 of the Lease.